UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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E*TRADE Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders To Be Held May 12, 2016

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of E*TRADE Financial Corporation (“E*TRADE,” the “Company,” “us” or “we”), which will be held in the Roman Room at The Michelangelo Hotel, 152 West 51st Street, New York, NY 10019, on May 12, 2016 at 8:30 a.m. EDT, for the following purposes:

1.	To elect eleven directors to the Board of Directors to serve until the 2017 Annual Meeting of Stockholders.

2.	To approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers.

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.

4.	To act upon such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

The Board has fixed the close of business on March 14, 2016 as the record date for determining those stockholders entitled to receive notice of, to attend and to vote at the Annual Meeting.

The Company is pleased to continue to furnish its proxy materials to its stockholders via the Internet. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

It is important that your shares be represented at the Annual Meeting. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY BY INTERNET, PHONE OR MAIL AS SOON AS POSSIBLE. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the attached proxy statement. Unless you have previously requested printed materials or you request a paper copy of our proxy materials in the manner specified in the Notice of Internet Availability, you will not receive a paper proxy card.

Please read the proxy materials carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,

Rodger A. Lawson
Chairman of the Board

March 30, 2016

New York, New York

i

PROXY SUMMARY

Below are highlights of the information that you will find in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and our Annual Report for the year ended December 31, 2015 before voting.

2016 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, May 12, 2016 at 8:30 a.m. EDT

Place:	The Michelangelo Hotel Roman Room 152 West 51st Street New York, New York 10019

Record Date:	March 14, 2016

Voting:	Stockholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.

Admission:	Photo identification and proof of ownership are required to attend the Annual Meeting. Please see the question “Who can attend the Annual Meeting?” on page 3 for more details.

MEETING AGENDA AND VOTING RECOMMENDATIONS

	Board Vote Recommendation	Page Reference (for more detail)
Proposal 1 – Election of Eleven Nominees for Director	✓FOR each nominee	6

Proposal 2 – Non-Binding Advisory Vote to Approve Compensation of Named Executive Officers	✓FOR	18

Proposal 3 – Ratification of Selection of Independent Registered Public Accounting Firm	✓FOR	19

HOW TO CAST YOUR VOTE

Your Vote is Important

Please cast your vote, even if you plan to attend the Annual Meeting in person. Stockholders of Record, who hold shares registered in their names, may vote:

✓	Online by visiting www.proxyvote.com
✓	By calling 1-888-690-6903 (please have your proxy card in hand)
✓	By returning a signed proxy card via U.S. mail

The deadline for voting online or by telephone is 11:59 p.m. EDT on May 11, 2016. If you vote by mail, your proxy card must be received no later than the day before the Annual Meeting.

Street Name Holders, who own shares through a bank or brokerage firm, may vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, provided by their bank or broker.

If you own shares in different accounts or in more than one name you may receive different voting instructions for each type of ownership. Please vote all your shares. If you are a Stockholder of Record or a Street Name Holder who has a legal proxy to vote the shares, you may choose to vote in person at the Annual Meeting.

Even if you plan to attend the Annual Meeting in person, please cast your vote as soon as possible.

DIRECTOR NOMINEES

The following table provides summary information about each director nominee standing for election to the Board for a one-year term that will expire at the 2017 Annual Meeting.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Richard J. Carbone	68	2013	Retired Financial Services Executive	Yes	Audit Compensation
James P. Healy	65	2015	Chief Executive Officer, Capra Ibex Advisors	Yes	Risk Oversight Compensation
Paul T. Idzik	55	2013	Chief Executive Officer of the Company	No
Frederick W. Kanner	73	2008	Retired Corporate Lawyer	Yes	Audit Compensation Governance
James Lam	55	2012	President, James Lam & Associates	Yes	Audit Risk Oversight
Rodger A. Lawson	69	2012	Retired Financial Services Executive	Yes	Governance
Shelley B. Leibowitz	55	2014	Technology Advisor	Yes	Risk Oversight
Rebecca Saeger	61	2012	Retired Marketing Executive	Yes	Compensation Governance
Joseph L. Sclafani	67	2008	Retired Banking Executive	Yes	Audit Risk Oversight
Gary H. Stern	71	2014	Retired Financial Services Regulator	Yes	Risk Oversight
Donna L. Weaver	72	2003	Retired Corporate Executive	Yes	Audit Governance

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing stockholder interests. Highlights include:

✓ Annual Election of Directors	✓ Majority Voting Policy for Election of Directors
✓ 10 out of 11 Directors are Independent	✓ Independent Chairman of the Board
✓ Diversity Reflected in Board Composition	✓ Regular Executive Sessions of Independent Directors
✓ Independent Audit, Compensation, Governance, and Risk Oversight Committees	✓ Annual Board and Committee Self-Evaluations
✓ Robust Equity Ownership and Retention Policies for Executives and Directors	✓ New Directors Receive Orientation and Participate in Continuing Education on Critical Topics and Issues
✓ Executive Compensation Driven by Pay-for-Performance Philosophy	✓ Policies Prohibiting Short Sales, Hedging and Pledging
✓ Annual Incentive and Equity Compensation Award Based on Pre-established Performance Goals	✓ Use of a Relevant Peer Group for Annual Evaluation of our Compensation Program
✓ Recoupment Policy to Recapture Unearned Cash and Equity Incentives	✓ No Tax Gross-ups, Defined Benefit Pensions or Excessive Perquisites
✓ Annual Risk Assessment Covering All Incentive Plans	✓ No Single Trigger Change-In-Control Provisions for Equity Awards
✓ Annual Advisory Approval of Executive Compensation	✓ Risk Oversight by Full Board and Committees
✓ Use of Independent Compensation Consultants	✓ Board Oversight of CEO and Executive Management Succession Plans
✓ Independent Reporting Lines between the Committees and the Audit, Risk, and Compliance functions

EXECUTIVE COMPENSATION HIGHLIGHTS

The Company’s executive compensation program is overseen by the Compensation Committee of the Board of Directors. A summary of the Compensation Committee’s philosophy on compensation and a detailed description of the Company’s executive compensation program begins on page 24 of this Proxy Statement.

Stockholders Should Read the Entire Proxy Statement Carefully Prior to Returning Their Proxy Cards

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS OF E*TRADE FINANCIAL CORPORATION

To Be Held May 12, 2016

This Proxy Statement is furnished in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) which will be held in the Roman Room at The Michelangelo Hotel, 152 West 51st Street, New York, NY 10019, on May 12, 2016 at 8:30 a.m. EDT, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These materials were first sent or made available to stockholders on or about March 30, 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting to be held on Thursday, May 12, 2016, at 8:30 a.m. EDT, and at any postponements or adjournments thereof. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (the “Proxy Statement”).

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, a non-binding advisory vote to approve compensation paid to our Named Executive Officers (“NEOs”), and ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Once the business of the Annual Meeting is concluded, representatives from the Company and Deloitte & Touche LLP will be available to respond to questions from stockholders.

What is a proxy and how does it work?

The Board is asking for your proxy. A “proxy” is your legal designation of another person to vote the stock you own in the manner you direct. If you designate someone as your proxy in a written document, that document also is called a proxy or proxy card. By giving your proxy to the persons named as proxy holders in the proxy card accompanying this Proxy Statement, you authorize them to vote your shares of our common stock, $0.01 par value per share (the “Common Stock”), at the Annual Meeting in the manner you direct. You may vote your shares for, against or abstain for all, some or none of the director nominees and you may choose to vote your shares for, against or abstain with respect to the other matters we are submitting to a vote of our stockholders at the Annual Meeting.

If you complete and submit your proxy in one of the manners described below, but do not specify how to vote, the proxy holders will vote your shares FOR the election of directors as described in “Proposal 1—Election of Directors”; FOR approval of the compensation paid to the Named Executive Officers of the Company as described in “Proposal 2—Non-Binding Advisory Vote to Approve Compensation of Named Executive Officers”; and FOR ratification of the selection of accountants as described in “Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm.”

How can I receive a paper or electronic copy of this Proxy Statement?

We mailed the Notice of Internet Availability to our stockholders, except those who had previously requested paper materials. The Notice of Internet Availability contains instructions on how to access and review the proxy materials and our Annual Report for the year ended December 31, 2015 (the “2015 Annual Report”) over the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Who may vote and how many votes do I have?

Only common stockholders of record at the close of business on March 14, 2016 (the “Record Date”) may vote at the Annual Meeting. On that date there were 279,522,800 outstanding shares of our Common Stock.

All of the outstanding shares of Common Stock are entitled to vote at the Annual Meeting. Stockholders of record on the Record Date will have one vote for each share of Common Stock they hold.

What is the difference between a stockholder of record and a beneficial owner of stock held in street name?

Stockholders of Record. If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “stockholder of record” with respect to those shares and the Notice of Internet Availability or the proxy materials were sent directly to you by Broadridge Financial Solutions, Inc.

Street Name Holders. If you hold your shares in an account at a bank or broker, you are the beneficial owner of shares held in “street name.” The Notice of Internet Availability or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. See the voting instruction form provided by your bank or broker for instructions.

How can I vote my shares?

By Written Proxy. All stockholders of record who received a Notice of Internet Availability or the proxy materials electronically may request a proxy card at any time by following the instructions on the Notice of Internet Availability or on the voting website (www.proxyvote.com). If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet. All stockholders of record may vote by telephone using the toll-free telephone number on the proxy card, or through the Internet by visiting www.proxyvote.com before 11:59 p.m. EDT on May 11, 2016. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If you would like to receive future stockholder materials electronically, please enroll after you complete your voting process on www.proxyvote.com. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will provide instructions with the proxy materials.

In Person. All stockholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described below.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible. Please note that the Notice of Internet Availability is not a proxy card and it cannot be used to vote your shares.

What does it mean if I receive more than one Notice of Internet Availability or Voting Instruction Form?

You may receive more than one Notice of Internet Availability or voting instruction form depending on how you hold your shares. You will receive a Notice of Internet Availability for shares registered in your name. If you are the beneficial owner of shares held in street name, you may also receive a voting instruction form from your bank or broker asking how you want to vote. If your shares are registered differently and are in more than one account, you will receive more than one Notice of Internet Availability or voting instruction form and may have to cast multiple votes. We encourage you to vote all of your shares and to have all accounts registered in the same name and address whenever possible.

Can I change my vote?

Stockholders of record may revoke a proxy and/or change their vote before the time of voting at the Annual Meeting by:

•	voting again at www.proxyvote.com or by telephone before 11:59 p.m. EDT on May 11, 2016,

•	mailing a revised proxy card dated later than the prior proxy, or

•

notifying our Corporate Secretary in writing that you are revoking your proxy before the Annual Meeting. Our Corporate Secretary may be reached at our principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302.

To be counted, revocations submitted in a manner provided for above must be received the day before the Annual Meeting. You may also revoke your proxy by voting in person at the Annual Meeting.

Street name holders may revoke a proxy and/or change their vote before the time of voting at the Annual Meeting by:

•	submitting new voting instructions in the manner provided by your bank or broker, or

•	contacting your bank or broker to request a legal proxy in order to vote your shares in person at the Annual Meeting.

Who can attend the Annual Meeting?

Only stockholders of record and street name holders as of the Record Date, or their duly appointed proxies, and guests of the Company may attend the Annual Meeting.

Stockholders of Record. Please bring photo identification and proof of share ownership with you to the Annual Meeting. For example, the Notice of Internet Availability received in connection with this meeting is acceptable proof of share ownership.

Street Name Holders. Please bring photo identification and proof of share ownership with you to enter the Annual Meeting. For example, a bank or brokerage account statement showing that you owned Common Stock in the Company on the Record Date is acceptable as proof of share ownership. You may not, however, vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information.

What constitutes a quorum for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence of a majority of the outstanding shares of Common Stock entitled to vote, in person or represented by proxy. Your shares will be counted toward the quorum requirement if you have voted by proxy.

Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other nominee who holds shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting authority to vote on that item and has not received instructions from the beneficial owner of the shares.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How many votes are needed to approve each of the proposals?

For “Proposal 1—Election of Directors,” directors will be elected by a majority of the votes cast. “Votes cast” excludes both abstentions and “broker non-votes” (described above). In an uncontested election, such as this year’s election, any director nominee who receives an equal or greater number of votes “against” as compared to votes “for” must tender his or her resignation to the Governance Committee of the Board. The Governance Committee is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the stockholder vote and will publicly disclose its decision, including its rationale. Please see “Board Meetings and Committees—Majority Voting Standard and Director Resignation Policy” below for further details.

For “Proposal 2—Non-Binding Advisory Vote to Approve Compensation of Named Executive Officers,” the outcome of the vote will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee, in the exercise of their fiduciary duties, will consider the outcome of the advisory vote in determining future compensation decisions. An affirmative vote of a majority of the votes cast will be considered approval, by an advisory vote, of the Company’s compensation paid to our Named Executive Officers. Abstentions and broker non-votes will have no impact, as they are not counted as votes cast, on Proposal 2.

For “Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm,” an affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the item will be considered ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Abstentions will have the same effect as a vote against Proposal 3.

If you are a street name holder and you do not instruct the bank or broker on how to vote your shares, your bank or broker may exercise its discretionary authority to vote your shares with regard to Proposal 3, but cannot exercise its discretionary authority to vote your shares regarding Proposals 1 and 2, thus resulting in “broker non-votes.”

Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. We retained Innisfree M&A Incorporated to advise the Company and assist with our solicitation of proxies for an estimated fee of $17,500 plus reasonable out-of-pocket expenses. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending soliciting materials to beneficial owners and obtaining their votes.

In addition to solicitation by mail, proxies may be solicited personally, by telephone or electronic media by our employees.

What if only one copy of the Notice of Internet Availability or proxy materials was delivered to multiple stockholders who share a single address?

Under Securities and Exchange Commission (“SEC”) rules, a single Notice of Internet Availability (or one copy of this Proxy Statement and the accompanying 2015 Annual Report, for those stockholders who previously requested paper copies) will be delivered in one envelope to multiple stockholders having the same last name and address and to individuals with more than one account registered at American Stock Transfer & Trust Company, LLC with the same address unless contrary instructions have been received from an affected stockholder. This procedure, referred to as “householding,” reduces the volume of duplicate materials that stockholders receive and reduces mailing expenses.

You may revoke your consent to future householding mailings or enroll in householding by submitting a written request to our Corporate Secretary, at the Company’s principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302. You may also send an email to ir@etrade.com or call us at (646) 521-4340. We will deliver a separate copy of all documents to an individual stockholder who shares an address with another stockholder upon request to the address, email or telephone number provided above even if a single copy of the documents was originally delivered.

PROPOSAL 1

ELECTION OF DIRECTORS

Listed below are the Company’s eleven directors, each of which have been nominated by the Board for election by the stockholders at the Annual Meeting and have agreed to be named in this Proxy Statement and to serve if elected. Under the Company’s Amended and Restated Certificate of Incorporation, each of the eleven nominees standing for election at this Annual Meeting would, if elected, serve for a term beginning on the date of election and ending at the 2017 Annual Meeting of Stockholders or until his or her earlier resignation or removal.

In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them FOR the nominees for director listed below. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your Common Stock for any substitute nominee proposed by the Board.

Qualifications of Directors

The Board, acting through its Governance Committee, is responsible for recommending to the stockholders a group of nominees that, taken together, have a significant breadth and diversity of relevant experience, professional expertise, knowledge and abilities to carry out the Board’s responsibilities. Our Governance Committee Charter requires the Governance Committee to periodically review the composition of the Board and its committees in light of the risks, current challenges and needs of the Company and determine whether to add or remove individuals after considering issues of knowledge, expertise, judgment, term of service, age, skills, diversity of background and experience and relationships with various constituencies.

In presenting this year’s nominees, the Governance Committee considered, among other things, the experience the nominees gained in enhancing their oversight over management in light of the heightened standards from the Company’s and its subsidiaries’ regulators, their ability to work as a collegial group during a period of challenging market conditions and their willingness to spend the time necessary to perform their role despite other professional commitments.

In addition to the characteristics common to all of our directors, which include integrity, a strong professional reputation and a record of achievement in senior executive capacities, the Governance Committee has included on the Board persons with diverse backgrounds and skills reflecting the needs of the Company.

In evaluating each nominee for service on the Board, the Governance Committee considered the following specific experience and skills of the current Board:

•

Experience in a broad range of occupations and industries, which provides differing viewpoints and expertise relating to execution of the Company’s business plans. These include banking, brokerage and financial services (Messrs. Carbone, Healy, Idzik, Lam, and Lawson, Mses. Leibowitz and Saeger and Messrs. Sclafani and Stern), technology and digital media (Messrs. Healy, Idzik, Lam, Lawson, Mses. Leibowitz and Weaver), cybersecurity (Ms. Leibowitz), marketing and consumer retail (Mr. Lawson, Mses. Saeger and Weaver), legal (Mr. Kanner) and enterprise risk management (Messrs. Healy, Lam, Lawson and Stern); and

•

Significant substantive experience in areas applicable to service on the Board’s committees, including corporate financial management, auditing and accounting (Messrs. Carbone, Healy, Lawson and Sclafani and Ms. Weaver), credit and risk management (Messrs. Healy, Lam, Lawson and Stern), regulated financial services (Messrs. Carbone, Healy, Idzik, Lam, Lawson, Mses. Leibowitz and Saeger and Mr. Sclafani), bank regulation (Messrs. Idzik and Stern) and corporate governance (Messrs. Kanner and Lam and Ms. Weaver).

Nominees to the Board of Directors:

Name	Principal Occupation	Director Since	Age as of May 12, 2016
Richard J. Carbone	Retired Financial Services Executive	2013	68
James P. Healy	Chief Executive Officer, Capra Ibex Advisors	2015	65
Paul T. Idzik	Chief Executive Officer of the Company	2013	55
Frederick W. Kanner	Retired Corporate Lawyer	2008	73
James Lam	President, James Lam & Associates	2012	55
Rodger A. Lawson	Retired Financial Services Executive	2012	69
Shelley B. Leibowitz	Technology Advisor	2014	55
Rebecca Saeger	Retired Marketing Executive	2012	61
Joseph L. Sclafani	Retired Banking Executive	2008	67
Gary H. Stern	Retired Financial Services Regulator	2014	71
Donna L. Weaver	Retired Corporate Executive	2003	72

Richard J. Carbone has been a director of the Company since August 2013. Mr. Carbone was formerly Chief Financial Officer of Prudential Financial, Inc. from 1997 through 2013, and served as Executive Vice President until retiring from that position in February 2014. Mr. Carbone brings nearly four decades of experience in financial services, having held senior finance office positions in both the banking and securities industries, including Managing Director and Controller of Salomon Brothers and Senior Vice President and Controller of Bankers Trust Company. He began his career at Price Waterhouse & Co. Mr. Carbone received an M.B.A. from St. John’s University and is a Certified Public Accountant. He was an officer in the United States Marine Corps from 1969 to 1972. Mr. Carbone a member of the board of directors for Resolution Life Holdings and its indirect subsidiary, Lincoln Benefit Life. He is also a director on the board of a non-profit organization focused on helping disabled adults and indigent children. Mr. Carbone is a member of the E*TRADE Bank board and a member of the Audit Committee, where he is designated an audit committee financial expert, and the Compensation Committee.

James P. Healy has been a director of the Company since January 2015. He had a 25-year career in the Investment Banking arm of the Credit Suisse Group, where he served as Global Head of the Fixed Income Division from 2003 to 2007. Other leadership positions while at Credit Suisse included Global Head of Emerging Markets Group, and the Global Co-Head of Credit Suisse Financial Products, which housed the firm’s derivative businesses. Prior to joining Credit Suisse, Mr. Healy was as an economist at the International Monetary Fund, served as a consultant to the Organization for Economic Cooperation and Development, and as a visiting scholar at the Board of Governors of the Federal Reserve. He is currently the CEO of Capra Ibex Advisors, a registered Investment Advisor he founded in 2010 to provide investment and risk management advice to select financial institutions, including First Republic Bank and JPMorgan Chase. Mr. Healy is a member of the Board of Directors of Student Sponsor Partners, a New York City philanthropy serving 1,400 disadvantaged high school students, and served as its Board Chair from 2010 to 2014. He holds a B.A. in Economics from Stanford University, a M.Sc. in Economics from the London School of Economics, and a Ph.D. in Economics from Princeton University. Mr. Healy is a member of the E*TRADE Bank board, the Risk Oversight Committee and the Compensation Committee.

Paul T. Idzik has been a director of the Company and Chief Executive Officer since January 2013. Prior to joining the Company, Mr. Idzik was Group Chief Executive of DTZ Holdings plc in London from November 2008 to August 2011. He also spent 10 years at Barclays PLC, first as Chief Administration Officer, then Chief Operating Officer at Barclays Capital Group and then as Group Chief Operating Officer of Barclays PLC. Mr. Idzik began his career as a consultant and spent over a decade with Booz Allen Hamilton, Inc. Mr. Idzik has a B.A. in Economics and a B.A. in Computer Applications from the University of Notre Dame and an M.B.A. in Finance and Accounting from the University of Chicago. He is President of E*TRADE Bank and a member of the E*TRADE Bank board.

Frederick W. Kanner has been a director of the Company since April 2008. Mr. Kanner is a retired corporate lawyer who advised corporations, boards of directors, and financial advisors in connection with merger and acquisition transactions, financings, and securities law issues, as well as matters of fiduciary duty and corporate governance. During his over 40-year legal career, he served as a partner and Of Counsel at Dewey Ballantine LLP (subsequently, Dewey & LeBoeuf LLP) where he was Chairman of Dewey’s Corporate Finance practice for more than 15 years and a member of its Management Committee for 20 years. Thereafter, Mr. Kanner served as Senior Of Counsel at Covington & Burling LLP. Mr. Kanner is a member of the board of directors of Financial Guaranty Insurance Company (where he serves as Chairman of the Compensation Committee) and National Benefit Life Insurance Company (where he serves as Chairman of the Audit Committee) and is a member of the board of trustees of The Lawyers’ Committee for Civil Rights Under Law. He received a B.A. in Economics from the University of Virginia and a J.D. from the Georgetown University Law Center. Mr. Kanner is a member of the E*TRADE Bank board and a member of the Audit Committee, the Compensation Committee and the Governance Committee.

James Lam has been a director of the Company since November 2012. Mr. Lam is currently President of James Lam & Associates, a firm focused on corporate governance and risk management, since January 2002. He previously served as Founder and President of ERisk, Chief Risk Officer of Fidelity Investments and Chief Risk Officer of GE Capital Markets Services, Inc. He is the author of the best-selling book, Enterprise Risk Management (Wiley, 2nd Edition, 2014). Mr. Lam graduated with a B.B.A. from Baruch College in 1983 and received an M.B.A. with honors from UCLA in 1989. In 2004, he was appointed Senior Research Fellow at Peking University. Mr. Lam has taught M.B.A. classes at Babson College and the Hult International Business School. He has also guest lectured at Harvard Business School. Previously, Mr. Lam served as Vice Chairman on the board of directors of ERisk and an independent director of Covarity. Mr. Lam is a member of the E*TRADE Bank board, a member and Chair of the Risk Oversight Committee and a member of the Audit Committee.

Rodger A. Lawson has been a director of the Company since February 2012 and Chairman of the Board since May 2013. Mr. Lawson also served as Lead Independent Director from August 2012 to January 2013. Mr. Lawson is a retired financial services executive who most recently served as President and Chief Executive Officer of Fidelity Investments – Financial Services from 2007 through 2010. Prior to joining Fidelity, Mr. Lawson served in several senior executive roles with Prudential Financial including Vice Chairman of Prudential Financial. He has held numerous other executive positions in financial services, including President and Chief Executive Officer of Van Eck Global, and Chief Executive Officer and Partner of Global Private Banking at Bankers Trust Company. Previously, Mr. Lawson was President and Chief Executive Officer of Fidelity Investments Retail Group and Chief Executive Officer of the Dreyfus Service Corporation. Mr. Lawson earned a B.A. from London University and a M.Sc. from Bradford University. He is currently on the board of directors of UnitedHealth Group, Inc. Mr. Lawson is a member of the E*TRADE Bank board, the Governance Committee and an ex officio member of the Audit, Compensation and Risk Oversight Committees.

Shelley B. Leibowitz has been a director of the Company since December 2014. Ms. Leibowitz is currently a Technology Advisor. From 2009 through 2012, Ms. Leibowitz served as Group Chief Information Officer for the World Bank, where she was responsible for the technology services and capabilities that underlie the work of delivering quality knowledge and financing products to the Bank Group’s clients across the globe. Ms. Leibowitz managed the Bank Group’s cybersecurity program and served as a member of the Bank’s Pension Investment Committee. Previously, Ms. Leibowitz held Chief Information Officer positions at Morgan Stanley, Greenwich Capital Markets and Barclays Capital. Ms. Leibowitz also served as Board member and technology advisor for GAIN Capital, now listed on the NYSE. In 2002, Ms. Leibowitz received a Merit Award from the Women’s Bond Club of New York for career achievement and leadership in the financial industry. She graduated Phi Beta Kappa from Williams College with a B.A. in Mathematics. Ms. Leibowitz is currently an Advisor to security intelligence firm Endgame. Ms. Leibowitz is a member of the E*TRADE Bank board and a member of the Risk Oversight Committee.

Rebecca Saeger has been a director of the Company since February 2012. Ms. Saeger served as Executive Vice President at Charles Schwab from 2004 through 2010, most recently as Chief Marketing Officer. Prior to joining Charles Schwab, she was Executive Vice President, Marketing at Visa U.S.A. Previously, Ms. Saeger was Senior Vice President and head of Account Management at Foote, Cone & Belding and Senior Vice President at Ogilvy & Mather. She has served on the board of directors as Chair of the Association of National Advertisers (ANA). She received a B.A. from Muhlenberg College and an M.B.A. from the Wharton School at the University of Pennsylvania. Ms. Saeger is a member of the E*TRADE Bank board, a member and Chair of the Compensation Committee and a member of the Governance Committee.

Joseph L. Sclafani has been a director of the Company since June 2008. Mr. Sclafani was formerly Executive Vice President and Controller of JPMorgan Chase & Co., responsible for corporate financial operations, regulatory reporting, financial accounting and reporting and accounting policies until December 2006. His 38 years of experience include 27 years at JPMorgan Chase & Co. and its predecessors. Mr. Sclafani also spent 11 years at KPMG as a certified public accountant. He earned a B.A. from St. Francis College in Brooklyn and completed post-graduate studies in finance at Bernard M. Baruch College. Mr. Sclafani is a member of the E*TRADE Bank board, a member and the Chair of the Audit Committee, where he is designated an audit committee financial expert, and a member of the Risk Oversight Committee.

Gary H. Stern was appointed a director of the Company in June 2014. Mr. Stern was President and Chief Executive Officer of the Federal Reserve Bank of Minneapolis from 1985 through 2009, the longest-serving president in the Bank’s history. He joined the Federal Reserve Bank of Minneapolis in 1982 as senior vice president and director of research. His prior experience included seven years at the Federal Reserve Bank of New York. Mr. Stern co-authored Too Big to Fail: The Hazards of Bank Bailouts, published by The Brookings Institution (2004). He holds an A.B. in Economics from Washington University in St. Louis, and an M.A. and Ph.D. in Economics from Rice University. He served on the Board of Directors of The Dolan Company from 2010 to 2014. He also currently serves on the Board of Directors of Standard and Poor’s Ratings, the FDIC Systemic Resolution Advisory Committee, the Ambac Assurance Corporation, The Depository Trust & Clearing Corporation, the National Council on Economic Education, and Hamline University. Mr. Stern is a member of the E*TRADE Bank board and a member of the Risk Oversight Committee.

Donna L. Weaver has been a director of the Company since April 2003. Ms. Weaver is a retired corporate financial executive and business owner. A Certified Management Accountant, Ms. Weaver received a B.S. in Economics and Finance from the University of Arizona and an M.S. in Management from the Stanford Graduate School of Business. Since 1986, Ms. Weaver has served on the boards of several public and private companies. Ms. Weaver is a member of the E*TRADE Bank board, a member and Chair of the Governance Committee and a member of the Audit Committee.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees as directors listed above.

CORPORATE GOVERNANCE OVERVIEW

The Board held a total of 13 meetings during 2015. Each current director attended at least 75% of the total number of the meetings of the Board and the committees of the Board, held during his or her tenure, of which he or she was a member. Our non-management directors met in executive session without management at least quarterly. The Chairman of the Board led these executive sessions during 2015.

To conduct its business, the Board maintains four standing committees: Audit, Compensation, Governance and Risk Oversight. The primary responsibilities of each committee are set forth below:

Audit Committee	Oversees and monitors the Company’s financial reporting processes and internal control system regarding finance and accounting, and provides an open avenue of communication among the independent auditor, financial and senior management and the Board. This Committee also monitors and oversees the performance of the Company’s internal audit function and the qualifications, independence and performance of the Company’s independent auditor.
Compensation Committee	Reviews and approves senior executive compensation and, with respect to the Chief Executive Officer’s compensation, recommends his compensation to the independent members of the Board; and oversees administration of our benefit plans, including our equity incentive plans. This Committee also reviews the performance of the Chief Executive Officer and the members of the Company’s senior management team at least annually. As discussed in the “Compensation Discussion and Analysis,” this Committee retains an outside independent consultant.
Governance Committee	Oversees the Board’s and its committees’ governance practices. This Committee also leads any search for new Board members; reviews and approves the structure and philosophy of Director compensation; recommends committee assignments; and develops, recommends and oversees compliance with the Company’s Corporate Governance Guidelines and the Company’s Code of Professional Conduct. The Committee also leads the management succession planning activities.

Risk Oversight Committee	Identifies, assesses and oversees the Company’s key risks. This Committee monitors the risk profile of the Company; oversees the financial risk and return for the Company; supervises compliance with legal and regulatory requirements; assists the Board and the Company’s senior management in overseeing the effective financial management of the Company and its subsidiaries; evaluates the Company’s strategic planning, including reviewing material strategic transactions and potential material investments by the Company in, or in the Company by, third parties; and monitors and oversees the qualifications, performance and compensation of the Company’s Chief Risk Officer and Chief Compliance Officer.

Each of these committees is composed entirely of directors that meet the applicable independence requirements of the NASDAQ Global Select Market (“NASDAQ”). The charters of each of these committees are available on our website at about.etrade.com in the “Corporate Governance” section. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary.

The following table presents, as of March 30, 2016, the members of each committee of the Board and the number of times each committee met during 2015:

Communications to the Board, the Chairman of the Board, the non-management directors or any other director may be sent to: E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. The Company does not have a formal policy regarding director attendance at our annual stockholder meetings; however, all of the then-current directors attended the 2015 Annual Meeting of Stockholders.

The Company’s Code of Professional Conduct, Corporate Governance Guidelines and Related Party Transactions Policy are available on our website at about.etrade.com in the “Corporate Governance” section. You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary. We intend to post on our corporate website any amendments to, or waivers from, our Code of Professional Conduct that applies to our executive officers and directors. The information on our website is not a part of this Proxy Statement.

Risk Management

The Board plays an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews reports from members of senior management and committees on areas of material risk to the Company, including credit, interest rate, liquidity, market, operational, strategic, reputational, IT/cybersecurity, legal, regulatory, and compliance risks. In particular, the Risk Oversight Committee assists the Board and senior management, including the Company’s Chief Risk Officer, the Company’s General Counsel and the Company’s Chief Compliance Officer, in the effective identification, assessment and management of the Company’s risks and in working to manage and monitor the financial risk and return of the Company. The Risk Oversight Committee oversees the capital planning processes, the Company’s capital position and capital adequacy, and consolidated capital reporting. The Risk Oversight Committee also oversees, reviews and challenges senior management and recommends to the Board for its approval policies related to the financial and risk management of the Company and its subsidiaries and oversees the Company’s implementation of such policies, including policies relating to capital, funding, liquidity and funds transfer risk, asset and liability management and cash management, and policies for assessing and managing exposure of the Company’s operational risk, credit risk, market risk, interest rate risk, liquidity risk, reputational risk, IT/cybersecurity risk, strategic risk, and legal, regulatory and compliance risk. Additionally, the Risk Oversight Committee reviews the Company’s business continuity plan, strategic plan, strategic transactions, and proposed investments, and assists in defining the Company’s Risk Appetite Statement and recommends it to the Board for its approval considering with senior management the Company’s risk capacity, risk appetite, global risk limits, current risk profile, remediation protocols and risk exceptions.

The Compensation Committee assists the Board in evaluating risks arising from Company executive and non-executive compensation programs. The Governance Committee assists the Board in overseeing risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Audit Committee assists the Board in overseeing risks associated with financial reporting and internal controls.

Director Independence

The Board has adopted categorical standards to assist in its evaluation of the independence of directors. These standards describe various types of relationships that could exist between a Board member and the Company and set thresholds at which such relationships would be deemed to be material in the determination of a director’s independence. Although any director who meets the independence criteria of NASDAQ and the Board’s own categorical standards (as well as Exchange Act Rule 10A-3(b), in the case of Audit Committee members, and NASDAQ Rule 5605(d)(2), in the case of Compensation Committee members) will be presumed to be independent, the Board may make a decision to the contrary based on its review of any other relevant factors. The Board’s categorical standards are as follows:

•

A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for property or services, is still presumed independent if such payments were less than the greater of: (a) 5% of such other entity’s gross consolidated revenues for such fiscal year; and (b) $200,000.

•

A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year is still presumed independent if the indebtedness is in an amount less than the greater of: (a) 5% of such other entity’s total consolidated assets at the end of such fiscal year; and (b) $200,000.

•

A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year is still presumed independent if the total billings for such services were less than the greater of: (a) 5% of the law firm’s gross revenues for such fiscal year; and (b) $200,000.

•

A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year is still presumed independent if the total compensation received for such services was less than the greater of: (a) 5% of the investment banking firm’s consolidated gross revenues for such fiscal year; and (b) $200,000.

After a review of all relevant factors and applying these categorical standards and the independence criteria of NASDAQ, the Board has determined that during 2015, all directors, except for Mr. Idzik, were independent.

The Board has also determined that each member of the Company’s Audit Committee, Compensation Committee, Governance Committee and Risk Oversight Committee is independent.

Identifying and Evaluating Director Nominees

The Governance Committee uses various methods to identify director nominees. The Governance Committee regularly assesses the appropriate size and composition of the Board and the particular needs of the Board, considering skill sets required and whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, stockholders or other parties. While there is no diversity policy or fixed set of qualifications that must be satisfied before a candidate will be considered, we seek nominees with a broad diversity of skills, experience, expertise, professions, geographic representation and backgrounds. All candidates are then evaluated based on a review of the individual’s qualifications, skills, independence, experience, expertise and business acumen, including the criteria included in our Corporate Governance Guidelines and the Board’s desire to draw on diverse perspectives and expertise in conducting its work.

Under our Bylaws, there shall be no fewer than six and no more than twelve directors concurrently serving on the Board. Our Bylaws permit the Board to increase or decrease its size within the authorized range and to add new directors between stockholder meetings. Any director appointed by the Board in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders.

Submission of Director Nominees to the Governance Committee by Stockholders

The Governance Committee will consider director candidates submitted by any stockholder who has continuously held at least 5% of our voting securities (either directly or as part of a group) for at least one year and is not a competitor of the Company. Such submissions should be accompanied by (i) evidence of the stockholder’s stock ownership during the preceding 12 months; (ii) a statement that the stockholder is not a competitor of the Company; and (iii) the notice requirements set forth in Section 1.08 of the Company’s bylaws. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it does for candidates proposed by other parties. The Governance Committee will consider such candidacy and will advise the recommending stockholder of its final decision. Any nominee for the Board, at the request of the Board, must submit a statement that, if elected, the nominee intends to comply with the Company’s majority voting policy, described below.

Submissions of director candidates by stockholders should be mailed to E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary.

Board Leadership

The Board believes that separating the functions of Chairman and Chief Executive Officer (“CEO”) generally strengthens the Board’s independence from management. During 2015, Mr. Lawson served as the Company’s Non-Executive Chairman of the Board. We believe this structure is appropriate for the Company because it strengthens the Board’s independence from management.

Majority Voting Standard and Director Resignation Policy

Our Bylaws and Corporate Governance Guidelines provide that the voting standard for the election of directors in uncontested elections is a majority voting standard. Under our majority voting standard, in an uncontested election, each nominee shall be elected to the Board by the majority of the votes cast with respect to the director’s election (that is, the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election). Directors will be elected by plurality vote in contested elections (that is, when the number of nominees for election exceeds the number of directors to be elected). Whether an election is contested or not is determined on the last day by which stockholders may submit notice to nominate a person for election as a director pursuant to the Company’s Amended and Restated Certificate of Incorporation.

If a nominee who is serving as a director is not elected by a majority of the votes cast at the Annual Meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit in advance an irrevocable, contingent resignation to the Chair of the Governance Committee that the Board may accept if the director fails to be elected by the majority of the votes cast with respect to the director’s election. In that situation, the Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and submit its recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days following certification of the stockholder vote. The Governance Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board expects that any director whose resignation becomes effective pursuant to this policy will excuse himself or herself from participating in the consideration of his or her resignation by either the Governance Committee or the Board. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or until his or her earlier removal. All nominees currently serve on the Board.

DIRECTOR COMPENSATION

Introduction

Our Director Compensation program reflects our desire to attract, retain and motivate highly qualified individuals who have the skills, experience, expertise and background necessary to serve on the board of directors of a company of our size and regulatory complexity and who can continue to guide the Company to provide long-term value to its stockholders. Accordingly, our Director Compensation program is designed to provide our non-employee directors with a mix of cash and long-term equity compensation that both fairly compensates them for the services they provide to us as non-employee directors and aligns their interests with the long-term interests of our stockholders.

2015 Annual Review of Director Compensation Program

The Governance Committee reviews the structure and philosophy of our Director Compensation program on an annual basis. In the second quarter of 2015, the Governance Committee, with the advice of its independent compensation consultant, analyzed the overall level and mix of compensation delivered by our Director Compensation program as compared to the Company’s peer group. In November 2015, the Governance Committee approved an increase to the additional annual retainer for Committee Chairs to $25,000, effective May 12, 2016.

The Board also formed two advisory working groups in the second quarter of 2015, the Cybersecurity Advisory Working Group and the Strategic Advisory Working Group, to provide advice and counsel to management on the respective topics. At that time, the Governance Committee approved annual retainers to be paid to each non-employee director who serves on an advisory working group. Messrs. Healy and Stern and Ms. Leibowitz are members of the Cybersecurity Advisory Working Group and Messrs. Healy and Stern and Mses. Saeger and Weaver are members of the Strategic Advisory Working Group.

Other than approving an additional annual retainer for all advisory working group members, the Governance Committee determined during its 2015 annual review that the existing Director Compensation levels remained appropriate.

2015 Director Compensation

Cash Compensation. The Director Compensation policy for cash fees for non-employee directors in 2015 was as follows:

Annual Board Retainer for All Board Members	$50,000
Additional Annual Retainer for Each Committee Chair	$10,000
Additional Annual Retainer for Service as Non-Executive Chair of the Board or Lead Independent Director	$50,000
Additional Annual Retainer for All Advisory Working Group Members and Non-Executive Chair	$10,000
Each Board Meeting Attended or Action by Written Consent	$2,500
Each Committee Meeting Attended or Action by Written Consent as Committee Chair	$2,500
Each Committee Meeting Attended as Non-Executive Chair or Lead Independent Director (1)	$2,500
Each Committee Meeting Attended or Action by Written Consent as Committee Member	$2,000

(1)

In addition to membership on any particular committee, Mr. Lawson, in his capacity as our Non-Executive Chairman, was invited to attend all meetings of the Board’s committees in an ex officio capacity and received compensation for each committee meeting he attended in that capacity.

Equity Compensation. The Director Compensation policy for equity compensation for non-employee directors in 2015 was as follows:

•

Non-employee directors receive initial grants when they join the Board (generally a pro-rated portion of the annual grant provided to our non-employee directors) and then annual grants at the time of the Company’s annual meeting.

•

Our non-employee directors, other than the Non-Executive Chairman, who were serving as of the date of our 2015 Annual Meeting of Stockholders, received a grant of stock awards with a fair market value on the grant date equal to $100,000.

•	Our Non-Executive Chairman, who was serving as of the date of our 2015 Annual Meeting of Stockholders, received a grant of stock awards with a fair market value on the grant date equal to $150,000.

As a part of our overall Director Compensation program, non-employee directors may elect, on an annual basis, to defer all or a portion of their cash and equity compensation for service on the Board and/or its committees into deferred restricted stock units (“DSUs”) issued under the Company’s 2015 Omnibus Incentive Plan pursuant to the terms of our Director Compensation Deferral Program (the “Deferral Program”). Grants of DSUs are issued based on the fair market value of our Common Stock on the grant date (measured as the average of the high and low of the price of the Common Stock on the grant date) and fully vest one year following the grant. At the time of deferral, non-employee directors must elect settlement of the DSUs into shares of Common Stock in either (i) one lump payout on the first anniversary of the date on which Board service is completed or (ii) five (5) equal annual installments beginning on the first anniversary of the date on which Board service is completed.

Each restricted stock or DSU award, as applicable, granted to a non-employee director in 2015 vests one year from the date of issuance, subject to immediate vesting upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the director while serving as a Board member.

Expense Reimbursement and Perquisites

All non-employee directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board and its committees. Non-employee directors do not receive perquisites, but are eligible to participate in the Deferral Program.

2015 Director Compensation Table

The table below does not include Mr. Idzik, who did not receive separate compensation for his service on the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Total ($) (5)
Richard J. Carbone	89,000	150,000	239,000
Christopher M. Flink (6)	32,000	0	32,000
James P. Healy	0	257,416	257,416
Frederick W. Kanner	154,500	100,000	254,500
James Lam	146,000	100,000	246,000
Rodger A. Lawson	262,500	150,000	412,500
Shelley B. Leibowitz	97,000	100,000	197,000
Rebecca Saeger	156,000	100,000	256,000
Joseph L. Sclafani	143,000	100,000	243,000
Gary H. Stern	133,000	100,000	233,000
Donna L. Weaver	70,000	187,000	257,000

(1)	Director fees are paid quarterly in arrears. Amounts reported in this column constitute fees paid in cash during fiscal 2015.

(2)

Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. For more information regarding the assumptions used in determining the fair value of awards, please refer to Note 1 to the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 24, 2016 with the SEC.

(3)

Non-employee directors who were serving as of May 7, 2015, the date of our 2015 Annual Meeting of Stockholders, each received a grant of stock awards on May 8, 2015 that vests on the first anniversary of the date of issuance. The fair market value of the stock awards (measured as the average of the high and low of the price of the Common Stock on the grant date) for all non-employee directors other than our Non-Executive Chairman was equal to $100,000, and for Mr. Lawson, our Non-Executive Chairman, was equal to $150,000. Mr. Lawson elected to receive his annual stock compensation in the form of DSUs in accordance with the Deferral Program. Each of Messrs. Carbone and Healy elected to receive both their $50,000 annual board retainer and their annual stock compensation in the form of DSUs in accordance with the Deferral Program. Additionally, Mr. Healy and Ms. Weaver elected to receive their respective compensation earned for meeting attendance in the form of DSUs in accordance with the Deferral Program. Ms. Leibowitz elected to receive her annual stock compensation in the form of DSUs in accordance with the Deferral Program.

(4)

As of December 31, 2015, Messrs. Kanner, Lam, Sclafani, Stern, and Mses. Saeger and Weaver each held an aggregate of 3,448 unvested restricted stock awards. As of December 31, 2015, Messrs. Carbone and Lawson each held 5,173 unvested DSUs, Mr. Healy held 9,364 unvested DSUs, Ms. Leibowitz held 3,448 unvested DSUs and Ms. Weaver held 3,242 unvested DSUs. As of December 31, 2015, Messrs. Kanner and Sclafani each held an aggregate of 4,000 vested outstanding stock options and Ms. Weaver held an aggregate of 8,000 vested outstanding stock options.

(5)

There are no compensation or benefit programs available for directors other than the cash fees and stock grants described above. Consequently, the Company has not included columns in the 2015 Director Compensation Table for non-equity incentive plan compensation, change in pension value and non-qualified deferred compensation earnings or all other compensation, as the values for each of these items would be reported as zero.

(6)	Mr. Flinks’s term as a non-employee director ended at the 2015 Annual Meeting of Stockholders.

Policy of Equity Ownership for Board of Directors

The Board believes that directors should hold meaningful equity ownership positions in the Company to help align the interests of directors with those of stockholders. Under our policy regarding equity ownership for directors, non-employee directors are expected to be beneficial owners of shares of Common Stock with a market value equivalent to at least two years’ annual retainer fees (currently equal to $100,000) due to non-employee directors (not including any additional retainer for service as a Committee Chair, Non-Executive Chairman or on an advisory working group and as adjusted from time to time) within two years of joining the Board. Until a non-employee director has met this equity ownership guideline, he or she is expected to hold any stock acquired through exercise of a stock option or vesting of restricted stock, net of shares sold to cover the cost of acquisition and any tax obligation. During 2015, each of the Company’s non-employee directors was in compliance with this policy. The Company does not permit directors to pledge or engage in hedging transactions involving Company stock.

PROPOSAL 2

NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are asking that you indicate your support, in a non-binding advisory vote, for the compensation policies and practices relating to our Named Executive Officers as described in “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative appearing on pages 24 to 44 of this Proxy Statement.

As described in detail in “Compensation Discussion and Analysis,” we strive to provide a majority of compensation for our Named Executive Officers in the form of cash and equity incentives that encourage and reward strong long-term performance and align the financial interests of our Named Executive Officers with the interests of our stockholders. Although, as an advisory vote, this proposal is not binding on the Board or the Compensation Committee, the Board and the Compensation Committee will consider the stockholder vote on this matter in making future compensation decisions. The next non-binding advisory vote to approve the compensation of the Named Executive Officers will occur at our 2017 Annual Meeting of Stockholders.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC (Item 402 of Regulation S-K), including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosures.

The Board of Directors recommends that stockholders vote FOR the proposal to approve the compensation of the Named Executive Officers as described in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm responsible for auditing the Company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for 2016 and we are asking the stockholders to ratify its selection of Deloitte. Deloitte has been retained as the Company’s independent registered public accounting firm since 1995. The Audit Committee and the Board believe that the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders.

If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte is expected to attend the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Audit Fees Paid to Deloitte & Touche LLP

The aggregate fees billed by Deloitte and their respective affiliates for professional services rendered in 2015 and 2014 are as follows:

	Audit Fees (1)	Audit- Related Fees (2)	Tax Fees (3)	Total Fees
2015	$4,420,000	$1,280,000	$329,000	$6,029,000
2014	$4,600,000	$1,270,000	$291,000	$6,161,000

(1)

Audit Fees in 2015 and 2014 include fees incurred for the annual audit and quarterly reviews of the Company’s financial statements and the annual audit of the Company’s internal control over financial reporting for the years ended December 31, 2015 and December 31, 2014, respectively. Audit Fees also include review of documents filed with the SEC and participation in the meetings of the Audit Committee.

(2)

Audit-Related Fees in 2015 and 2014 include fees for assistance related to regulatory compliance, amended custody rule attestation and agreed upon procedures services, consultations related to accounting or disclosure treatment of transactions or events and/or the actual or potential effect of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies, and work performed in connection with registration statements and other SEC filings.

(3)	Tax Fees in 2015 and 2014 include fees for compliance and preparation of tax filings and fees for tax advice related to various transactions.

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of Deloitte and all audit and non-audit services and fees were pre-approved by the Audit Committee either individually or by category. The Audit Committee has reviewed the nature of all non-audit services provided by Deloitte and concluded that the provision of such services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. The Audit Committee charter allows the Committee to delegate its authority to pre-approve services to one or more Committee members, provided that the designees present the pre-approvals to the full Audit Committee at its next meeting.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Paul T. Idzik, the CEO, the following are our executive officers as of March 30, 2016:

Name	Age As of May 12, 2016	Current Position
Michael E. Foley	64	Executive Vice President, Chief Administrative Officer
David S. Herbert	57	Senior Vice President, Retail Services & President of E*TRADE Securities LLC
Michael A. Pizzi	41	Executive Vice President, Chief Financial Officer
Karl A. Roessner	48	Executive Vice President, General Counsel and Corporate Secretary

Michael E. Foley is Executive Vice President and Chief Administrative Officer of the Company, a position he has held since June 2013, having joined the Company in February 2013. Mr. Foley oversees the Company’s technology development and infrastructure, operations, human resources, facilities management and procurement functions. Mr. Foley has an extensive background in project management, making him well-suited to oversee a wide range of programs critical to the successful execution of the Company’s strategic imperatives. Prior to joining the Company, Mr. Foley worked as a consultant at Foley & Cunningham from April 2009 to February 2013. Mr. Foley also held several roles at Barclays Bank PLC from January 2005 to April 2009, including Interim Chief Information Officer and Chief Administrative Officer, where he was responsible for several global functions supporting 170,000 employees across 60 countries. Mr. Foley began his career at Booz & Company, where he helped clients develop strategies and plans to address technology and operational issues over his 16 year career. Mr. Foley studied at Hatfield Polytechnic, in Hertfordshire, England.

David Herbert is Senior Vice President of Retail Services and was appointed as the President of E*TRADE Securities LLC in August 2015. As head of retail brokerage services, Mr. Herbert oversees the brokerage business across all of the Company’s products and channels. Prior to joining the Company in 2013, Mr. Herbert worked at Charles Schwab as Regional Branch Executive of Investor Services, setting strategic retail direction, as well as driving the implementation of a new client relationship model, and he held a number of senior positions with Fidelity Investments, including managing investor centers and overseeing branch and premium distribution channels. Additionally, he has held various positions at Merrill Lynch, Racal-Redac Inc., and Reynolds and Reynolds Company. He has a B.S. in Business Administration from Wittenberg University.

Michael A. Pizzi is Executive Vice President and Chief Financial Officer of the Company, a position he has held since June 2015. Mr. Pizzi is responsible for all finance and accounting functions for the Company, including financial reporting, planning, tax, treasury, investor relations, and corporate communications. Mr. Pizzi has been with the Company since 2003 and served as the Chief Risk Officer, and the Corporate and Bank Treasurer where he was responsible for all portfolio, capital and liquidity management. He also previously held various positions in the Company’s portfolio management and derivatives functions. Prior to joining the Company, Mr. Pizzi worked in asset/liability management at both Lehman Brothers and First Maryland Bank, as well as in capital markets research for the Federal Reserve Board. Mr. Pizzi earned a B.A. in Economics from Ursinus College, and holds Chartered Financial Analyst (CFA) and Financial Risk Manager (FRM) designations.

Karl A. Roessner is Executive Vice President and General Counsel of the Company, a position he has held since May 2009. Mr. Roessner manages the legal, compliance and regulatory functions for the Company and its bank and brokerage subsidiaries. He also acts as Corporate Secretary to the Company’s and E*TRADE Bank’s Boards of Directors. Leveraging a depth of experience in legal matters related to highly regulated public companies, including board advisory, corporate governance, mergers & acquisitions and capital raising, Mr. Roessner is responsible for the oversight, guidance and direction of all legal, compliance and regulatory matters. Mr. Roessner has more than 20 years of experience practicing law. Prior to joining the Company in

May 2009, Mr. Roessner was a partner in the Corporate Practice group of Clifford Chance US LLP, one of the world’s leading law firms. There, he advised clients on negotiated public and private transactions, management and leveraged buyouts, capital raising activities and corporate governance matters. Mr. Roessner earned a B.S. in Business Administration cum laude from Siena College and his J.D. cum laude from St. John’s University School of Law where he was a member of the St. John’s University Law Review.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 14, 2016, by (i) each director; (ii) each NEO; (iii) all current directors and executive officers as a group; and (iv) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company. Unless otherwise indicated, all persons named as beneficial owners of the Common Stock have sole voting power and sole investment power with respect to the shares indicated as owned. In addition, unless otherwise indicated, the address for each person named below is c/o E*TRADE Financial Corporation, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock Beneficially Owned Plus Certain Outstanding Equity Awards (2)	Percentage of Common Stock Beneficially Owned (3)
DIRECTORS AND EXECUTIVE OFFICERS:
Audette, Matthew J. (4)	38,316	38,316	*
Carbone, Richard J.	2,470	14,673	*
Foley, Michael E.	24,306	24,306	*
Healy, James P.	10,000	18,194	*
Idzik, Paul T.	230,925	230,925	*
Kanner, Frederick W. (5)	40,361	40,361	*
Lam, James	15,894	15,894	*
Lawson, Rodger A.	27,169	39,372	*
Leibowitz, Shelley B.	0	5,145	*
Nandra, Navtej S. (6)	20,465	20,465	*
Pizzi, Michael A. (7)	71,710	71,710	*
Roessner, Karl A. (8)	112,912	112,912	*
Saeger, Rebecca	19,230	19,230	*
Sclafani, Joseph L. (9)	30,573	30,573	*
Stern, Gary H.	7,769	7,769	*
Weaver, Donna L. (10)	53,911	58,446	*

All current directors and executive officers as a group (17 persons)	712,466	754,746	*

STOCKHOLDERS OWNING MORE THAN 5%:
FMR LLC (11) 245 Summer Street Boston, MA 02210	25,525,453	25,525,453	9.13%
The Vanguard Group, Inc. (12) 100 Vanguard Blvd. Malvern, PA 19355	24,697,692	24,697,692	8.84%
T. Rowe Price Associates, Inc. (13) 100 E. Pratt Street Baltimore, MD 21202	22,959,951	22,959,951	8.21%
BlackRock, Inc. (14) 55 East 52nd Street New York, NY 10055	17,611,319	17,611,319	6.30%

*	Less than 1%

(1)	Includes shares of Common Stock that are issuable upon exercise of vested options.

(2)

Includes all of the shares of Common Stock included in the “Number of Shares of Common Stock Beneficially Owned” column, as increased by the number of DSUs that are vested or scheduled to vest within 60 days of March 14, 2016. Non-employee directors do not have the right to receive the underlying shares of Common Stock for more than 60 days following March 14, 2016. While these additional shares are not beneficially owned for purposes of SEC beneficial ownership rules, the Company has determined to include them in this column to provide more complete information with respect to the applicable individual’s equity holdings in the Company.

(3)

Based on 279,522,800 shares outstanding on March 14, 2016. Shares of Common Stock subject to options that are exercisable within 60 days of March 14, 2016 (and shares of Common Stock that may be obtained upon the conversion of convertible securities) are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(4)	As of July 31, 2015.

(5)	Includes 4,000 shares of Common Stock that are issuable upon exercise of vested options.

(6)	As of December 31, 2015.

(7)	Includes 22,976 shares of Common Stock that are issuable upon exercise of vested options.

(8)	Includes 8,549 shares of Common Stock that are issuable upon exercise of vested options.

(9)	Includes 4,000 shares of Common Stock that are issuable upon exercise of vested options.

(10)	Includes 19,389 shares held by Weaver Living Trust UAD 11/16/89 and 8,000 shares of Common Stock that are issuable upon exercise of vested options.

(11)

Based on a Schedule 13G/A filed with the SEC on February 12, 2016, wherein FMR LLC (“FMR”) reported beneficial ownership of 25,525,453 shares of Common Stock as of December 31, 2015. FMR reported sole voting power as to 2,147,808 of the shares.

(12)

Based on a Schedule 13G/A filed with the SEC on February 11, 2016, wherein The Vanguard Group (“Vanguard”) reported beneficial ownership of 24,697,692 shares of Common Stock as of December 31, 2015. Vanguard reported sole dispositive power as to 24,133,888 of the shares, shared dispositive power as to 563,804 of the shares, and sole voting power as to 543,504 of the shares.

(13)

Based on a Schedule 13G/A filed with the SEC on February 9, 2016, wherein T. Rowe Price Associates, Inc. (“T. Rowe Price”) reported beneficial ownership of 22,959,951 shares of Common Stock as of December 31, 2015. T. Rowe Price reported sole voting power as to 6,042,375 of the shares.

(14)

Based on a Schedule 13G/A filed with the SEC on February 10, 2016, wherein BlackRock, Inc. (“BlackRock”) reported beneficial ownership of 17,611,319 shares of Common Stock as of December 31, 2015. BlackRock reported sole voting power as to 15,311,377 of the shares.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis provides a description of our compensation program for our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers who were serving as of December 31, 2015 and our former Chief Financial Officer. We refer to these individuals throughout the Compensation Discussion and Analysis and the tables and narratives that follow as our named executive officers, or NEOs. For 2015, our named executive officers were as follows:

•	Paul T. Idzik, Chief Executive Officer

•	Michael A. Pizzi, EVP and Chief Financial Officer

•	Karl A. Roessner, EVP, General Counsel and Corporate Secretary
•	Michael E. Foley, EVP and Chief Administrative Officer

•	Navtej S. Nandra, former President

•	Matthew J. Audette, former EVP and Chief Financial Officer

Mr. Nandra’s employment with the Company terminated as of December 31, 2015 and Mr. Audette’s employment with the Company terminated as of July 31, 2015.

Executive Compensation Highlights

FINANCIAL HIGHLIGHTS AND SHAREHOLDER PERFORMANCE

Strong financial results for 2015, which include:

•      Net Income: $268 million in 2015, representing another year of strong performance

•      Total Shareholder Return: 22% in 2015 and 231% over the last three years

•      Capital Flexibility: enhanced our capital flexibility by distributing more than $800 million of excess capital from our bank and brokerage subsidiaries to the Company, thereby increasing the amount of capital available to the Company to reinvest in our business and distribute to our stockholders through share repurchases

OTHER KEY ACCOMPLISHMENTS

•      Reduced and refinanced our corporate debt to $1 billion, at a blended average coupon of 5%, reducing our annual corporate interest expense by $30 million and extending our maturity profile

•      Simplified our operating structure by moving our broker-dealers out from under E*TRADE Bank

•      Terminated $4.4 billion of costly legacy wholesale funding obligations

•      Announced and began executing on our $800 million share repurchase program

•      Strengthened our foundation through bolstering our technology and operations infrastructure

•      Received investment grade credit ratings for the first time in our history

•      Received regulatory approval to operate E*TRADE Bank at an 8.0% Tier 1 leverage ratio beginning in early 2016, a full year ahead of expectations

•      Implemented meaningful customer enhancements to our digital storefront and core platforms, including updating the account overview page, retirement center, and a new tax center on etrade.com; margin and options analyzers on Pro; and conditional and multi-leg options capabilities on mobile, along with the introduction of our innovative Apple Watch® app

COMPENSATION HIGHLIGHTS

•      Annual Cash Bonus awards to NEOs, based upon Company and individual performance in 2015, ranged from 100% to 150% of target awards

•      Our CEO did not receive an equity award for 2015 performance, consistent with the terms of his 2013 employment agreement and new hire equity award granted in 2013

•      For our other NEOs, Equity Compensation ranged from 100% to 135% of target awards associated with 2015 performance, and consisted of a mix of performance share units (“PSUs”) and time-based restricted stock units (“RSUs”)

COMPENSATION DESIGN

Philosophy and Peers	• We assess our compensation levels in comparison to a peer group of comparable companies and place a heavy emphasis on performance-based pay through Annual Cash Bonuses and Equity Compensation

“Say on Pay”	• Our stockholders supported our compensation program with a 96% approval level at our 2015 Annual Meeting of Stockholders

Program Design Changes

•      Our implementation of PSU grants in lieu of a portion of time-based RSU grants consistent with the Compensation Committee’s “pay for performance” philosophy and further aligning the interests of our NEOs with those of our stockholders

Annual Cash Bonuses	• Annual Cash Bonuses are funded based upon pre-tax operating income performance as described below; individual cash bonus amounts are based, in part, on the individual performance of each NEO

Equity Compensation	• PSUs vest and settle based upon the achievement of earnings per share targets and key business initiatives • RSUs vest over three years of continued employment

Our Executive Compensation Philosophy

Our compensation program for our NEOs is designed to attract, motivate and retain highly qualified individuals and establish a strong link between their pay and the achievement of our business goals. We seek to accomplish these objectives by maintaining a program heavily weighted toward incentives for sustainable long-term performance that allocates a significant percentage of annual compensation opportunities for our NEOs toward:

•	Annual cash payments based on important near-term financial and operational goals that the Compensation Committee believes will improve our long-term results and strategic objectives; and

•

Equity compensation grants, consisting of: (1) PSUs, which vest and settle based upon the achievement of specified pre-established performance criteria over two successive one-year performance periods, and (2) RSUs, which vest ratably over a three-year period, generally subject to continued employment. The Compensation Committee believes that granting a mix of performance-based vesting and time-based vesting awards provides the best method to both align the economic interests of our NEOs with those of our stockholders and ensure that a significant portion of each NEO’s compensation is tied to our long-term stock performance.

Key Compensation Practices and Governance

Our 2015 compensation program for our NEOs contains the following notable good corporate governance features:

WHAT WE DO	WHAT WE DO NOT DO
✓ We pay for performance	× We do not allow hedging or pledging of Company stock
✓ We review tally sheets	× We do not provide excise tax gross-ups
✓ We consider relevant peer groups in establishing compensation	× We do not provide defined benefit pensions or SERPs to NEOs
✓ We have equity ownership guidelines that include a share retention requirement until ownership guidelines are met	× We do not provide excessive perquisites or tax gross-ups on perquisites
✓ We have a recoupment policy	× We do not provide for single-trigger equity vesting in the event of a change-in-control
✓ We have independent Board oversight and review the risk profile of compensation plans annually	× We do not permit repricing of stock options without stockholder approval
✓ We retain an independent compensation consultant

Compensation Considerations for 2015

2015 Say-on-Pay Vote. At our 2015 Annual Meeting of Stockholders, stockholders supported our “say-on-pay vote,” with 96% of the votes cast (excluding abstentions and broker non-votes) in favor of our compensation program for our NEOs. The Compensation Committee believes this overwhelming approval by our stockholders shows strong support for our compensation philosophy of placing significant weight on incentive pay and continues to use that philosophy as the basis for our compensation program.

Fiscal 2015 Business Highlights. Our business strategy is centered on two core objectives: accelerating the growth of our core brokerage business to drive organic growth and improve our market share and generating robust earnings growth and healthy returns on capital to deliver long-term value for our stockholders. Accelerating the growth of our core brokerage business focuses on enhancing the digital and offline customer experience, and capitalizing on the value of our corporate services business. Generating robust earnings growth and healthy returns on capital focuses on maximizing the value of deposits while improving balance sheet efficiency and creating capital efficiency. Our executive compensation program has been designed to recognize and support these efforts.

In determining the appropriate compensation for our NEOs in 2015, the Board and the Compensation Committee recognized our business achievements and challenges. In addition to our financial results during 2015, we took steps to position ourselves for growth and benefitted from an organization more focused on the core of our Company – the customer; and we achieved increased capital flexibility at both E*TRADE Bank and the Company.

Mr. Idzik and his team of experienced executives have refocused our business, and the Board and the Compensation Committee recognized the following achievements in particular:

•	We embarked on four major capital deployment actions, emblematic of our improved position and greater flexibility:

—	Reduced and refinanced our corporate debt to our target level of $1 billion;

—	Terminated $4.4 billion of costly legacy wholesale funding obligations;

—	Began the process of growing our balance sheet to our target size of $49.5 billion; and

—	Announced and began executing an $800 million share repurchase program.

•

We demonstrated sustainability of our enterprise risk management capabilities, and enhanced our regulatory relationships, which were instrumental in having each of our memoranda of understanding with the Office of the Comptroller of the Currency and Federal Reserve Bank of Richmond lifted.

•

We received regulatory approval to operate E*TRADE Bank at an 8.0% Tier 1 leverage ratio beginning in early 2016, a full year ahead of expectations, reflective of significant progress on our capital plan.

•

Following receipt of all regulatory approvals, we moved our broker-dealers, E*TRADE Securities LLC and E*TRADE Clearing LLC, out from under E*TRADE Bank, providing increased flexibility to distribute excess capital to the Company.

•

We received investment grade credit ratings from both of our covering agencies – Moody’s and Standard & Poor’s – the end result of seven cumulative notches of upgrades during the year, and the first time in the Company’s history it has held this distinction.

•

We made a number of meaningful enhancements to our digital storefront and core platforms in 2015 that provide our customers with a simpler, more intuitive experience when taking control of their financial futures, including:

—	A new welcome page on etrade.com for prospective customers;

—	An updated account overview page, retirement pages, and tax center;

—

New features for our leading mobile applications including conditional and multi-leg options orders, mutual fund trading, and several new technologies available via Apple® products including our Apple Watch® app; and

—	Upgrades to E*TRADE Pro, including a new options analyzer tool, new margin analyzer tool, and a new user orientation module with customized predefined layouts.

Process for Determining Executive Compensation

Compensation Committee. As previously described, all members of the Compensation Committee were independent in 2015. The Compensation Committee is responsible for establishing and administering compensation programs for our senior executives, including programs for the NEOs. The Compensation Committee reviews and approves NEO compensation or, with respect to the CEO’s compensation, recommends his compensation to the independent members of the full Board for approval.

Compensation Consultants. The Compensation Committee has full authority to retain any consultants it deems appropriate. In 2015, the Compensation Committee retained Pay Governance LLC as its outside compensation consultant to advise the Compensation Committee on matters including executive compensation practices and market compensation levels. Representatives from Pay Governance LLC attended meetings of the Compensation Committee. No services were provided by Pay Governance LLC to the Company outside of its engagement with the Compensation Committee and the Governance Committee as described above. The Compensation Committee considered all relevant factors in determining the independence of Pay Governance LLC, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, and determined no conflicts of interest existed with respect to the Committee’s compensation consultant.

Role of Management. The Compensation Committee works with management, led by the CEO, in an effort to ensure that our NEO compensation programs effectively meet the Compensation Committee’s objectives of retaining and motivating highly qualified individuals with the skills and experience necessary to achieve our key business objectives and rewarding desired performance and achievement of goals. In particular, the Compensation Committee considers the CEO’s review of the performance of other executive officers, given his daily experience with them and his particular knowledge of their roles. However, the Compensation Committee ultimately makes its own determinations regarding the form and amount of each NEO’s compensation and may accept or reject any recommendation from its consultants and management. In addition, the CEO is not present when the Compensation Committee or independent members of the full Board determine the CEO’s compensation.

Comparative Data. To determine whether our compensation programs are competitive, the Compensation Committee considered publicly available data provided by Pay Governance LLC concerning programs and compensation levels offered by other companies as well as third party survey information in relevant markets and our industry. In particular, the Compensation Committee reviewed compensation data for the companies listed below, although it did not target a specific percentile for comparing compensation. Instead, it used this information as a reference point when considering whether compensation was appropriate and competitive.

The Compensation Committee conducts a thorough review of the peer comparator group each year to ensure the size, scope, performance and business focus of the peer comparator companies reflect the Company’s competitive environment. In 2015, the Compensation Committee, with assistance from Pay Governance LLC, determined to adjust and enlarge the peer comparator group. The Compensation Committee believes that the revised peer comparator group better reflects the competitive environment with respect to attracting customers and talent.

Affiliated Managers Group	Interactive Brokers	Northern Trust Corporation
Broadridge Financial Solutions	Intercontinental Exchange	Raymond James Financial, Inc.
Charles Schwab Corporation	Invesco	SEI Investments Co.
CME Group	Legg Mason	Stifel Financial
Eaton Vance Corp.	LPL Financial Holdings	TD Ameritrade Holding Corporation
First Republic Bank	Nasdaq Omx Group	T. Rowe Price Group, Inc.
Huntington Bank

Overview of 2015 Named Executive Officer Compensation

The following chart provides a brief overview of the elements and objectives of our compensation program for our NEOs:

Compensation Component	Key Features	Objective(s)
Base Salary	• Recognizes uniqueness of our organization and structure • Reviewed annually to reflect skills, experience and performance • Benchmarked with reference to peer group practices	✓ Help attract and retain key leadership; aligned with salary levels associated with similar experience and skills in the market ✓ Provide competitive annual salary
Annual Cash Incentive Program	• Awards linked to goals for pre-tax operating income and individual performance • Pre-tax operating income goals approved by the Compensation Committee at the beginning of the year	✓ Focus executives on achieving annual financial and strategic performance goals ✓ Reward for profitability
Long-Term Equity Awards

•    PSUs vest and settle over two successive one-year performance periods based upon the achievement of specified pre-established performance goals

•    RSUs vest over 3 years based upon continued employment

✓ Provide linkage to long-term stockholder value through a mix of performance and retention features ✓ Mitigate risk-taking
Retirement Plan and Other Benefits	• NEOs participate in our employee 401(k) plan and broad-based employee benefit plans • Limited perquisites above de minimis value	✓ Encourage executives to save for retirement without the use of costly defined benefit plans or SERPs ✓ Limited perquisites avoid special executive benefits
Stock Ownership and Retention	• Meaningful ownership requirements: – CEO: 5x salary – NEOs: 3x salary • Retention of 50% of after-tax value of shares until guideline is met	✓ Require meaningful ownership of the Company stock to ensure alignment with stockholder investment performance
Other Compensation Components	• Clawback policy • No single-trigger severance upon a Change-In-Control (“CIC”) • No 280G gross-ups on CIC benefits	✓ Apply good compensation governance practices

The total target compensation for 2015, including each element of compensation, and individual changes in particular elements from 2014, are described below.

At least once a year, the Compensation Committee reviews “tally sheets” for each of the NEOs. These tally sheets are prepared by the Compensation Committee’s independent compensation consultant and quantify the elements of each NEO’s total compensation, including potential total annual compensation at different performance levels and the value of outstanding equity awards. The Compensation Committee did not recommend specific changes for NEOs’ fiscal 2015 compensation in response to this particular review, although it uses the tally sheet information as one data point when considering executive compensation matters.

The differences in pay among NEOs is a result of the Compensation Committee’s review of each NEO’s position and level of authority within the Company, experience, unique skill sets, significant achievements, competitive level of total compensation as compared with internal and external peers and/or individual negotiations in connection with accepting employment with the Company. The Compensation Committee also considers compensation of our NEOs in light of changes in roles and responsibilities. The Compensation Committee does not place a specific weight or emphasis on any of these factors.

2015 Performance Metrics. Our strategy for 2015 was to maintain the strength of our operating business while managing risks, particularly those arising from the balance sheet management segment. Accordingly, our incentive compensation program focused on these areas, but included a significant element associated with strategic and qualitative performance.

The determination of our NEOs’ cash bonuses for 2015 was based on the Company’s pre-tax operating income for the year. In addition, the Compensation Committee had discretion to adjust the overall cash bonus amounts upward or downward by 10%. For purposes of the incentive plan, pre-tax operating income is before bonus accrual and excludes certain one-time items.

The PSUs granted to NEOs in February 2015 were subject to vesting and settlement based upon consolidated earnings per share targets and the achievement of certain key business initiatives that each related to the Company’s performance during 2015.

For additional information regarding the annual cash bonuses paid to the NEOs in early 2016 in respect of 2015 performance and the vesting and settlement of the PSUs that were granted in 2015 with respect to 2015 performance, please see pages 32 and 33.

Determination of 2015 Compensation

Compensation of Our CEO

Mr. Idzik was hired as our CEO in January 2013 during an important transition period for our Company. In 2015, Mr. Idzik received compensation under the terms of a three-year employment agreement entered into in January 2013 (the “2013 Agreement”), which was approved by the Compensation Committee and independent members of the Board in connection with his hiring and provided for compensation at a level viewed as reflective of his strategic importance to the Company’s leadership.

Pursuant to the 2013 Agreement, in 2015 Mr. Idzik received an annual base salary of $1,000,000 and was eligible for an annual cash performance bonus (at target) of $3,000,000. Mr. Idzik did not receive an equity grant in February 2016 for 2015 performance. At the time the Company entered into the 2013 Agreement with Mr. Idzik, the Compensation Committee determined that his new hire grant in 2013, which had a grant date value of $9,000,000, would provide sufficient long-term incentive to Mr. Idzik during the initial three-year term of his 2013 Agreement. The Board and the Compensation Committee believes that the CEO’s compensation should be heavily weighted toward incentive compensation, in the form of both annual cash bonuses based on performance and long-term equity awards, which ties his interests to those of our stockholders. In determining the amounts of the CEO’s compensation, the Board and the Compensation Committee considered a variety of factors, including data from the companies listed above (but did not target a specific level within the market data), and discussions with its compensation consultants as to market practices, but does not apply any specific weightings to the factors.

In October 2015, the Company and Mr. Idzik entered into a new employment agreement, effective January 1, 2016 (the “2016 Agreement”), to replace the 2013 Agreement. Pursuant to the 2016 Agreement, Mr. Idzik will continue to receive an annual base salary of $1,000,000 and will continue to be eligible to receive an annual cash performance bonus with a target of $3,000,000. In addition, Mr. Idzik will be eligible to receive equity compensation with a target value of $4,000,000 for 2016 (50% in RSUs and 50% in PSUs).

Compensation of Our Other NEOs

For our other NEOs, 2015 total compensation approved by the Compensation Committee, after consultation with our CEO, was as follows:

•

Base salary for each NEO was set at a level reflective of his position within the Company, experience, unique skills and individual negotiations undertaken during the hiring process. Messrs. Foley, Pizzi, Roessner, Nandra and Audette received an annual base salary of $600,000, $500,000, $800,000, $800,000 and $500,000, respectively.

•

Annual cash performance bonus targets for each NEO were set at levels reflective of each individual’s position within the Company, the importance of the various business segments or functions overseen to the Company’s strategy and success and the overall compensation of the NEOs, taking into consideration the overall compensation for each NEO. The Compensation Committee set target values for annual cash performance bonuses for Messrs. Foley, Pizzi, Roessner, Nandra and Audette at $600,000, $850,000, $550,000, $1,750,000 and $1,100,000, respectively.

•

Annual long-term equity award targets for each NEO were set at levels reflective of each individual’s position within the Company, the importance of the various business segments or functions overseen to the Company’s strategy and success and the overall compensation of the NEOs, taking into consideration the overall compensation for each NEO. The Compensation Committee set target values for equity grants for Messrs. Foley, Pizzi, Roessner, Nandra and Audette at $700,000, $850,000, $1,150,000, $2,250,000 and $850,000, respectively.

Base Salary

For 2015, the Compensation Committee made no significant changes to base salary for our NEOs because the Compensation Committee determined that their base salaries were competitive and preferred to focus on performance-based cash compensation and long-term equity compensation when making adjustments to total compensation.

Annual Cash Incentive Program

Annual Cash Incentive Awards. This cash-based element of compensation provides NEOs with an incentive and a reward for achieving meaningful near-term performance objectives that the Compensation Committee believes will lead to sustainable long-term performance. The Compensation Committee believes that it is important to rigorously assess achievement of our performance goals in determining whether and how much to pay in cash bonuses, but that it is important to retain a degree of flexibility given the nature of our business. In 2015, the Compensation Committee made no significant changes to the target cash bonus amounts for our NEOs, other than Mr. Roessner and Mr. Pizzi, because the Compensation Committee determined that these targets were competitive and in line with market compensation levels. The Compensation Committee increased Mr. Roessner’s target cash bonus amount by 10% for 2015 in recognition of his leadership and role in light of the importance of the Legal and Compliance function in a period where the Company has been enhancing regulatory relationships as evidenced by the regulatory approval for the capital deployment actions described above and to better align Mr. Roessner’s target amount with his internal peer and external peer group. The Compensation Committee increased Mr. Pizzi’s target cash bonus by 31% in 2015 in recognition of his appointment as Chief Financial Officer.

Cash Awards for 2015 Performance. In early 2015, the Compensation Committee established target cash bonus awards for each of our NEOs, in the amounts set forth in the “Grants of Plan-Based Awards” table, for which the actual payout amounts would depend on the Compensation Committee’s review of our 2015 performance against the pre-established performance criteria described below. In early 2016, after reviewing both our financial and strategic performance, the Compensation Committee first approved a total bonus pool based on the factors described below and then determined appropriate individual payments. In determining that the total bonus pool for 2015 should be 133% of the accrued target budget, the Compensation Committee considered the following factors: (i) the pro forma pre-tax net income of the Company was above budget; (ii) an emphasis on exceeding goals and not merely meeting them at the executive level; and (iii) the Company’s accomplishment of various operational and strategic goals, when combined with special considerations, the regulatory environment and enhanced regulatory expectations, market developments and the macro-economic environment.

Individual Cash Bonus Payouts. In determining the individual NEO payments from this bonus pool, the Board (with respect to the CEO) and the Compensation Committee primarily considered which business segments were most successful and their importance to our strategy and successes, together with its view of leadership and effort by each individual officer and each individual’s overall compensation. As further described below, this resulted in each of Messrs. Idzik, Foley, Pizzi and Roessner receiving payments of $4,500,000, $700,000, $850,000, and $800,000, respectively. As a result, bonus payments ranged from approximately 100% to 150% of the individual’s target. In paying cash bonuses at or above target, the Board (with respect to the CEO) and the Compensation Committee reiterated their desire to emphasize exceeding, not just meeting, goals for the year, to encourage focus on the improving financial performance of the Company while enhancing regulatory relations and to make “target” bonuses difficult to achieve at the executive level. Messrs. Nandra and Audette were not eligible for cash bonus payments in early 2016 as they were no longer employed by the Company.

Given our strong financial results in 2015, all bonus payouts to NEOs were at or above target. However, the Board (with respect to the CEO) and the Compensation Committee approved slightly different allocations (as a percentage of targets) due to the particular responsibilities and roles of each individual NEO. The Board approved Mr. Idzik receiving 150% of target in recognition of the Company’s strong financial results, his responsibility for all of the Company’s business units and functions and his leadership in the execution of key initiatives, including continuing the build-out of the Company’s Enterprise Risk Management function, as well as enhancing the Company’s and E*TRADE Bank’s regulatory relationships. Mr. Foley received 117% of target in recognition of his leadership of the Company’s technology development & infrastructure and operations functions. Mr. Pizzi, who became Chief Financial Officer in June 2015, received 100% of target in recognition of his leadership in significant efforts that have contributed to the Company’s financial results and execution of its capital plan ahead of schedule. Mr. Roessner received 145% of target because of his enhanced leadership role through a period of management transition and the overall role of the Legal and Compliance function in a period in which the Company has been significantly enhancing regulatory relationships and executing on its capital plan.

Equity Compensation

Long-Term Incentive Compensation Paid in 2015 with Respect to 2014 Performance. In early 2015, the Compensation Committee approved RSUs for our NEOs other than Mr. Idzik based on 2014 performance, as described in detail under “Compensation Discussion and Analysis” in our 2014 Proxy Statement. These equity grants vest annually over three years following the date of grant, generally subject to the NEO’s continued employment.

Long-Term Incentive Compensation Practices for 2015. After undertaking an extensive review of evolving compensation practices with Pay Governance LLC, the Compensation Committee determined that equity-based compensation for our NEOs with respect to 2015 should consist of both PSUs and time-vesting RSUs. A total of 50% of the PSUs are subject to vesting and settlement over a one-year performance period relating to 2015 performance goals (“2015 PSUs”), and a total of 50% of the PSUs are subject to vesting and settlement over a one-year performance period relating to 2016 performance goals (“2016 PSUs”). The RSUs vest annually over three years, generally subject to the NEO’s continued employment.

The Compensation Committee believes that awarding a mix of time-vesting and performance-vesting equity awards based on pre-established goals achieves a balance in our equity-based compensation program and serves to further align the interests of our NEOs and our stockholders because the time-vesting RSU grants will continue to provide retention value, while the PSU grants help to further ensure a strong pay-for-performance alignment of our compensation program with stockholder interests and will further motivate our NEOs to strive to achieve our key business objectives. RSUs that vest over time will continue to provide retention value. The Compensation Committee’s decision to grant PSUs was informed, in part, by evolving best practices and the prevalence of linking equity awards to pre-established performance goals.

As a result of the introduction of the PSUs as a component of performance compensation and as a way to prospectively incentivize NEOs, contingent on the Company’s performance and continued employment, the Compensation Committee granted these PSUs and RSUs at the beginning of the 2015 performance period, rather than early in the year following the end of the performance period as had been our practice in prior years. Accordingly, in February 2015, the Compensation Committee determined long-term equity target awards for each NEO other than Mr. Idzik based on the Compensation Committee’s review of the Company’s financial performance for 2014, their particular roles and responsibilities and the Committee’s expectations and each NEO’s goals for 2015 along with input and guidance from the CEO and the Compensation Committee’s independent compensation consultant. Based on such criteria, the Compensation Committee approved awards of RSUs to our NEOs in February 2015 with grant date values ranging from (i) $700,000 to $2,350,000 with respect to 2014 performance, and (ii) $490,000 to $1,575,000 with respect to 2015 compensation, and awards of PSUs to our NEOs in February 2015 with grant date values ranging from $210,000 to $675,000.

In February 2016, the Compensation Committee granted PSUs and RSUs to each NEO in connection with 2016 compensation. The Compensation Committee determined to increase the percentage of PSUs granted to NEOs in relation to RSUs and the PSUs granted to NEOs will vest and settle over three successive one-year performance periods. In addition, in recognition of the significant contributions made by Messrs. Pizzi and Roessner to the Company’s performance in 2015, Messrs. Pizzi’s and Roessner’s 2016 RSU grants reflected an increased value of $300,000 and $150,000, respectively.

Performance Goals Relating to 2015 PSUs. The performance goals relating to the 2015 PSUs were established at the beginning of 2015. One-half of the 2015 PSUs were subject to the Company’s achievement in 2015 of pro-forma earnings per share targets. The other half of the 2015 PSUs were subject to the Company’s achievement of certain key business initiatives that the Compensation Committee determined to have the highest strategic importance for the long-term performance of the Company and reinforce the Company’s critical priorities such as improving customer/colleague experience. In February 2016, the Compensation Committee reviewed 2015 performance relative to the pre-established goals and, based on that performance, confirmed that the Company had achieved 130% of overall target performance.

Reporting of 2015 Equity Awards in 2015 Summary Compensation Table. SEC disclosure rules require that all equity grants made to the NEOs in 2015 be included as 2015 compensation in the “2015 Summary Compensation Table,” which is set forth below. As a result, the values in the “Stock Awards” column of the “2015 Summary Compensation Table” for 2015 include grants in respect of both the 2014 and 2015 performance years, encompassing both (i) the RSUs granted in 2015 in respect of 2014 performance in accordance with the prior equity grant practice for NEOs, as described above in “Long-Term Incentive Compensation Paid in 2015 with Respect to 2014 Performance,” and (ii) the mix of RSUs and PSUs that were granted in 2015 in accordance with the new equity grant practice approved by the Compensation Committee in 2015, as described above in “Long-Term Incentive Compensation Practices for 2015.”

Equity Ownership Guidelines

The Compensation Committee believes that requiring significant stock ownership by our NEOs further aligns their interests with those of our stockholders. Under our stock ownership guidelines:

•

The CEO is expected to beneficially own shares of Company stock with a market value equal to at least five times his base salary (as adjusted from time to time). Each of the other NEOs (as well as certain other employees of the Company) is expected to beneficially own shares of Company stock with a market value equal to at least three times his or her base salary (as adjusted from time to time).

•

Any NEO not meeting the ownership threshold is required to hold 50% of all after-tax shares remaining from the vesting of RSU and PSU awards and 50% of all after-tax shares remaining from the exercise of vested stock options until such time as the NEO meets the applicable threshold.

The Compensation Committee periodically reviews compliance with these ownership guidelines. As of December 31, 2015, all of our NEOs were in compliance with the ownership requirements.

Recoupment Policy

Our recoupment policy is applicable to all NEOs and certain other employees. If the Compensation Committee determines that incentive compensation was overpaid as a result of a restatement of our reported financial results or any inaccurate data used to calculate such compensation, the Compensation Committee will review the cash bonus and long-term incentive plan awards granted, vested or accrued and determine the amount and kind of the overpayment. To the extent practicable, in the best interests of stockholders, and as permitted by applicable law, the Compensation Committee will seek to recover or cancel any such overpayments. The Compensation Committee may make determinations of overpayment at any time through the date the Company files its audited financial statements for the fiscal year that follows the year for which the inaccurate performance criteria were measured. However, if the Compensation Committee determines that any person purposefully provided inaccurate information or otherwise was culpable in the inaccuracy of the performance metrics, the Compensation Committee is entitled to determine that the overpayment with respect to such person is the entire amount of the bonus or other incentive payment or equity awarded for the applicable year, and without regard to when the event occurred.

Benefits in Connection with Termination of Employment Relating to Change in Control

As described in detail (including a quantification of potential benefits) under “Potential Payments on Termination or Change in Control” below, we have entered into employment agreements with each of our NEOs providing for severance benefits, including enhanced severance benefits in connection with certain qualifying terminations of employment in connection with a change in control, as well as certain other benefits outside of a change in control. The Compensation Committee periodically reviews these arrangements and considers the costs and benefits, but believes these are appropriate to help alleviate any uncertainty and concern our NEOs may have over being terminated and therefore help to ensure that they remain focused solely on their duties. The Compensation Committee balances the potential costs of these agreements against the need to retain our NEOs in a market for top executive candidates that has become increasingly competitive. Our employment agreements with our NEOs do not provide for tax gross-ups, including with respect to any excise taxes resulting from Section 280G of the Internal Revenue Code.

Other Benefit Plans and Perquisites

We do not offer a defined benefit pension plan or “SERP” for our executives and only provide matching contributions to our 401(k) plan, which are made for NEOs in the same manner as for our other employees.

We offer a non-qualified deferred compensation plan for our NEOs, but the amounts in a participating executive’s plan account consist solely of the deferred compensation portion of his or her salary or cash incentive payments (as elected by the executive) and the market return on the deferred amounts, and we do not provide matching contributions or guaranteed returns. We have retained life insurance policies to support the payment of obligations under this plan.

Our philosophy is to provide minimal perquisites. We only provide NEOs with an “umbrella” liability insurance policy, providing for insurance coverage for the executive beyond what the executive has retained on his or her own behalf, with a cost per individual of less than $5,000 per year. Beyond this, there are no perquisites offered to our NEOs with anything other than a de minimis value except, as reported in the 2015 Summary Compensation Table, for payments to Mr. Idzik in satisfaction of our agreement to pay for certain tax services pursuant to his 2013 Agreement and limited spousal travel.

Tax Considerations

The tax deductibility of compensation is one factor considered by the Compensation Committee in determining executive compensation. Although some of our incentive plans are structured so that certain types of awards will qualify as deductible, the Compensation Committee retains the flexibility to instead focus on the other considerations described in this “Compensation Discussion and Analysis.”

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee reviewed and discussed this “Compensation Discussion and Analysis” set forth in this Proxy Statement with management. Based on the above-mentioned review and discussions with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Rebecca Saeger, Chair

Richard J. Carbone, Member

James P. Healy, Member

Frederick W. Kanner, Member

Compensation Committee Interlocks and Insider Participation

As discussed above, at various times during 2015, Ms. Saeger and Messrs. Carbone, Flink, Healy and Kanner served on the Compensation Committee. Mr. Flink served on the Compensation Committee until his term expired at the 2015 Annual Meeting of Stockholders. None of these individuals was at any time during 2015, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Compensation Risk Assessment

During 2015, the Compensation Committee considered the risk profile of our compensation programs, including a review of both executive and non-executive compensation in a series of meetings with Pay Governance LLC, its independent compensation consultant, and members of our Legal and Human Resources teams. In particular, the Compensation Committee requested that Pay Governance LLC review all of our incentive plans. We may periodically adjust individual plans in response to this review to ensure that the plans do not pose a material risk to the Company. We believe the compensation program for our NEOs supports long-term growth and does not encourage excessive risk-taking because of the following features, as further described in this “Compensation Discussion and Analysis:”

•	The balance between fixed and variable pay;

•	The aggregate bonus pool funding is capped;

•	We grant RSU awards with long-term vesting criteria, which we believe prevents a focus on a short-term run-up in our stock price;

•	Earnings per share funds a portion of the PSU awards, meaning NEOs’ goals are directly aligned with stockholders and each must focus on all aspects of the Company’s objectives and capital plan;

•	Our equity ownership guidelines, as further described above, discourage the short-term gain our NEOs could realize if permitted to sell a large portion of their holdings;

•

Incentive compensation for NEOs depends on both pre-established financial performance objectives and subjective assessments by the Compensation Committee of the quantitative and qualitative performance at the business and individual level; and

•	We have implemented a recoupment policy for incentive compensation, as further described above.

EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The following table shows the annual and long-term compensation paid or accrued by the Company to its named executive officers, which consist of its Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer and three other most highly compensated executive officers who were serving as of December 31, 2015.

Name & Position	Year	Salary	Stock Awards (1)		Option Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation
Paul T. Idzik	2015	$1,000,000	$—		$—	$4,500,000	$62,029	$5,562,029
Chief Executive	2014	$1,000,000	$—		$—	$4,250,000	$8,458	$5,258,458
Officer	2013	$919,231	$8,999,996	(4)	$—	$3,500,000	$104,437	$13,523,664
Matthew J. Audette(5)	2015	$307,692	$1,699,978	(6)	$—	$—	$3,918,336	$5,926,006
Former EVP, Chief	2014	$500,000	$899,984		$—	$850,000	$8,286	$2,258,270
Financial Officer	2013	$500,000	$899,996		$—	$800,000	$7,303	$2,207,299
Michael A. Pizzi (7) EVP, Chief Financial Officer	2015	$484,615	$1,599,989	(6)	$—	$850,000	$7,994	$2,942,598
Michael E. Foley	2015	$592,308	$1,399,984	(6)	$—	$700,000	$8,300	$2,700,592
EVP, Chief	2014	$535,000	$549,980		$—	$600,000	$7,872	$1,692,852
Administrative Officer	2013	$379,038	$—		$—	$600,000	$8,588	$987,626
Navtej S. Nandra (8)	2015	$800,000	$4,599,986	(6)	$—	$—	$4,508,698	$9,908,684
Former	2014	$792,500	$2,099,983		$—	$1,850,000	$8,458	$4,750,941
President	2013	$484,615	$—		$—	$1,650,000	$2,373	$2,136,988
Karl A. Roessner	2015	$800,000	$2,349,962	(6)	$—	$800,000	$8,183	$3,958,145
EVP & General	2014	$800,000	$899,984		$—	$750,000	$8,458	$2,458,442
Counsel	2013	$800,000	$759,990		$—	$500,000	$8,748	$2,068,738

(1)

Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. For more information regarding the assumptions used in determining the fair value of awards, please refer to Note 1 to the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 24, 2016 with the SEC. For grants made in 2015, the stock awards reported in this column were in the amounts set forth in the “Grants of Plan Based Awards” table below. The fair market value of the Common Stock (based on the average of the high and low sale prices) was $25.7175 per share on the February 6, 2015 grant date. The grant date fair value of PSUs included in this column assumes a payout at the target performance level. For additional information, including PSU awards at target and maximum performance on a per executive basis, refer to the “Grants of Plan-Based Awards Table,” below.

(2)	Non-equity incentive plan compensation reported for the applicable year was based on performance in that year, but paid in February of the following year.

(3)

The amounts set forth in this column for 2015 represent, as applicable, (i) Company contributions to the Company’s 401(k) plan; (ii) the cost of Company-provided umbrella liability insurance; (iii) cash severance payments of $4,500,000 for Mr. Nandra and $3,908,333 for Mr. Audette; and (iv) certain tax services under the 2013 Agreement and spousal travel for Mr. Idzik. In accordance with SEC rules, the compensation described in this table does not include medical, disability or group life insurance received by the NEOs that are available generally to all salaried employees of the Company.

(4)

Mr. Idzik’s new hire equity grant in 2013 was a grant of restricted stock units with an initial value of $9,000,000 (subject to vesting over the four years following the grant date). At the time the Company entered into an employment agreement with Mr. Idzik in 2013, it did not intend to grant new equity awards to Mr. Idzik during the initial term of his employment.

(5)	Mr. Audette’s employment with the Company terminated effective as of July 31, 2015.

(6)

SEC disclosure rules require that all equity grants made to the NEOs in 2015 be included as 2015 compensation in this table. As a result, these values include grants made in 2015 in respect of both the 2014 and 2015 calendar years, encompassing both (i) the RSUs granted in 2015 in respect of 2014 performance in accordance with the prior equity grant practice for NEOs and (ii) the mix of RSUs and PSUs that were granted in 2015 in accordance with the new equity grant practice approved by the Compensation Committee in 2015, in each case as discussed in “Compensation Discussion and Analysis,” above.

(7)	Mr. Pizzi was appointed as the Chief Financial Officer of the Company as of June 16, 2015.

(8)	Mr. Nandra’s employment with the Company terminated as of December 31, 2015.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Dollars expressed in thousands and rounded to the nearest thousand) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Equity Awards ($) (3)
Name	Grant Date	Threshold ($) (4)	Target ($) (4)	Maximum ($) (4)	Threshold (#)	Target (#)	Maximum (#) (5)
Paul T. Idzik		1,500	3,000	4,500	—	—	—	—	—
Matthew J. Audette	2/6/2015	550	1,100	1,650	—	9,916	19,832	56,186	1,699,978
Michael A. Pizzi	2/6/2015	425	850	1,275	—	9,916	19,832	52,298	1,599,989
Michael E. Foley	2/6/2015	300	600	900	—	8,166	16,332	46,271	1,399,984
Navtej S. Nandra	2/6/2015	875	1,750	2,625	—	26,247	52,494	152,619	4,599,986
Karl A. Roessner	2/6/2015	275	550	825	—	13,415	26,830	77,961	2,349,962

(1)

Amounts listed in these columns do not represent amounts actually paid or that may be paid in the future. Rather, these amounts are the target award opportunities that were established under the Company’s non-equity compensation plan for 2015 as discussed in the “Compensation Discussion and Analysis,” above. Payments actually made under the plan in February 2016 for 2015 performance are listed in the “2015 Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column for 2015.

(2)

SEC disclosure rules require that all equity grants made to the NEOs in 2015 be included in this table. As a result, this table includes grants made in 2015 in respect of both the 2014 and 2015 calendar years, encompassing both (i) the RSUs granted in 2015 in respect of 2014 performance in accordance with the prior equity grant practice for NEOs and (ii) the mix of RSUs and PSUs that were granted in 2015 in accordance with the new equity grant practice approved by the Compensation Committee in 2015, in each case as discussed in “Compensation Discussion and Analysis,” above.

(3)

Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The grant date fair value of PSUs included in this column assumes a payout at the target performance level. These amounts are also disclosed in the “Stock Awards” column in the “2015 Summary Compensation Table” above.

(4)	The Company’s practice under its current plan is to pay its NEOs a non-equity incentive award in an amount that is at least the threshold amount and does exceed the maximum amount.

(5)

The grant date fair value of the PSUs assuming the maximum level of performance is achieved is equal to $510,029 for Messrs. Audette and Pizzi, $420,018 for Mr. Foley, $1,350,014 for Mr. Nandra and $690,001 for Mr. Roessner.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Option Awards Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Paul T. Idzik
				437,956	$12,981,016	1/22/2013
Matthew J. Audette(4)
				16,429	$486,956	2/9/2012
				41,227	$1,221,968	2/6/2013
				29,754	$881,909	2/7/2014
				33,051	$979,632	2/6/2015
				23,135	$685,721	2/6/2015
						2/6/2015	2,880	$85,363
Michael A. Pizzi
				10,952	$324,617	2/9/2012
				958	$28,395	2/9/2012
				18,322	$543,064	2/6/2013
				13,885	$411,551	2/7/2014
				29,163	$864,391	2/6/2015
				23,135	$685,721	2/6/2015
						2/6/2015	9,916	$293,910
	3,078	$9.24	2/20/2016
	11,249	$14.60	2/11/2017
	11,727	$17.58	2/10/2018
Michael E. Foley
				18,182	$538,914	2/7/2014
				27,218	$806,742	2/6/2015
				19,053	$564,731	2/6/2015
						2/6/2015	8,166	$242,040

	Option Awards				Stock Awards
Name	Option Awards Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Navtej S. Nandra(5)
				69,426	$2,057,787	2/7/2014
				91,377	$2,708,414	2/6/2015
				61,242	$1,815,213	2/6/2015
						2/6/2015	26,247	$777,961
Karl A. Roessner
				23,274	$689,841	2/9/2012
				34,814	$1,031,887	2/6/2013
				29,754	$881,909	2/7/2014
				46,660	$1,383,002	2/6/2015
				31,301	$927,762	2/6/2015
						2/6/2015	13,415	$397,621
	3,712	$14.60	2/11/2017
	4,837	$17.58	2/10/2018

(1)

All unvested restricted stock and RSU awards granted prior to 2014 vest equally on an annual basis over a four-year period measured from the date of grant. All unvested restricted stock and RSU awards granted in 2014 and 2015 vest equally on an annual basis over a three-year period measured from the date of grant.

(2)	The market value of unvested and unearned stock awards is based on an assumed price of $29.64 per share, which was the closing price of our Common Stock on December 31, 2015.

(3)

Represents the number of shares the NEO may receive under PSU awards granted in February 2015 at the target performance level. The PSU awards vest and settle at the conclusion of two one-year performance periods ending on December 31 of each of 2015 and 2016, respectively.

(4)	The awards listed for Mr. Audette remain subject to vesting on the regularly scheduled vesting dates subject to his continued compliance with certain post-termination covenants.

(5)	The awards listed for Mr. Nandra will vest on the first anniversary of his date of termination subject to his continued compliance with certain post-termination covenants.

OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding the exercise of stock options during 2015 by our NEOs and vesting of RSU awards held by our NEOs during 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Paul T. Idzik	—	—	218,978	4,879,377
Matthew J. Audette	30,999	346,575	62,452	1,583,218
Michael A. Pizzi	3,077	50,718	34,134	880,060
Michael E. Foley	—	—	9,092	233,824
Navtej S. Nandra	—	—	34,714	892,757
Karl A. Roessner	—	—	56,749	1,446,985

(1)

Aggregate value realized upon vesting of our Stock Awards is based on the fair market value of our Common Stock (using the average of the high and low sale prices) on the vesting date. With respect to Option Awards, the value realized is calculated by subtracting the exercise price from the sale price.

PENSION BENEFITS AND DEFERRED COMPENSATION

We do not offer a defined benefit retirement plan to any of our employees, including our NEOs.

Although we have a non-qualified deferred compensation plan, during the fiscal year ended December 31, 2015, none of our NEOs elected to contribute to this plan and there were no aggregate withdrawals, distributions or balances as of December 31, 2015 with respect to any of our NEOs.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Agreements with Named Executive Officers

Under the terms of their employment agreements and equity award agreements as in effect as of December 31, 2015, each NEO is entitled to severance benefits in the event of (i) an involuntary termination of the NEO’s employment without “Cause” (as defined in the employment agreement) or (ii) a voluntary termination of the NEO’s employment due to an event of “Good Reason,” in each case subject to the NEO signing a release of claims in favor of the Company. The term “Good Reason” is defined in the applicable agreement, but generally includes such events as a material decrease in compensation; a material, adverse change in the NEO’s title, authority, responsibilities or duties; relocation; or a material breach by the Company of the agreement. If the termination occurs in anticipation of, or within two years following, a change in control (which we refer to as a “CIC Termination” below), the severance benefits are increased, as described below.

The severance benefits for our NEOs (other than for our CEO) include:

•	A lump sum payment equal to one times (or two times upon a CIC Termination) the sum of the NEO’s base salary and target cash bonus;

•	A pro-rated share of target cash bonus for the year of the termination if we meet our target performance objectives for the year;

•	Continued medical coverage for 12 months following termination of employment (or 24 months following a CIC Termination);

•

Accelerated vesting of time-based equity compensation awards for Mr. Nandra upon a termination that does not qualify as a CIC Termination, subject to his compliance with a non-competition covenant through the first anniversary of the termination date;

•	Continued vesting of time-based equity awards for NEOs other than Mr. Nandra upon a termination that does not qualify as a CIC Termination, subject to the NEO’s compliance with certain covenants;

•	Immediate vesting of time-based equity awards upon a CIC Termination;

•	Vesting and settlement of a pro-rated portion of PSUs for the 2015 performance period at the Company’s actual performance level upon a termination that does not qualify as a CIC Termination; and

•	Vesting and settlement of PSUs for the 2015 and 2016 performance periods at the target performance level upon a CIC Termination.

The severance benefits for our CEO under the 2013 Agreement include:

•	A lump sum payment equal to one times the sum of his base salary and target cash bonus;

•	A pro-rated share of target bonus for the year of the termination if we meet our target performance objectives for the year;

•	Continued medical coverage for 12 months following termination of employment; and

•

A portion of his initial equity awards that were granted upon his hiring in 2013 would be accelerated subject to a formula based upon the year of termination, as described below, except that these equity awards would become fully vested following a CIC Termination. The formula for determining the amount that will be accelerated absent a CIC Termination is: (i) an amount, if any, such that an aggregate of 1/3 of such initial equity awards have become vested (whether through regular vesting during employment or accelerated vesting); and (ii) if the termination occurs after the first anniversary of his start date, an additional amount calculated as (A) 2/3 of the total number of shares subject to such initial equity awards multiplied by (B) a fraction, the denominator of which is 36 and the numerator of which is the number of months from the most recent annual anniversary of his start date to the date of termination.

In addition, under the employment agreements with our NEOs and our standard forms of equity award agreements for awards granted in 2015, the NEOs (or their estate, as applicable) are entitled to receive the accelerated vesting of certain equity awards and the payment of a pro-rata portion of the NEO’s annual cash bonus in the event of the NEO’s death or disability.

The following table shows the estimated value of benefits under each of the above scenarios, assuming the specified event occurred on December 31, 2015.

Name Event of Termination	Cash Payment		Accelerated Vesting of Equity (1)	Benefits (2)	Total
Paul T. Idzik
Involuntary Termination	$7,000,000	(3)	$5,288,562	$15,382	$12,303,944
CIC Termination	$7,000,000	(3)	$12,981,016	$15,382	$19,996,398
Death/Disability	$3,000,000	(4)	$12,981,016	$—	$15,981,016
Matthew J. Audette (5)	$3,908,333		$—	$3,378	$3,911,711
Michael A. Pizzi
Involuntary Termination	$2,200,000	(3)	$3,004,696	$15,713	$5,220,409
CIC Termination	$3,550,000	(3)	$3,151,651	$31,426	$6,733,077
Death/Disability	$850,000	(4)	$3,004,696	$—	$3,854,696
Michael E. Foley
Involuntary Termination	$1,800,000	(3)	$2,031,407	$15,713	$3,847,120
CIC Termination	$3,000,000	(3)	$2,152,427	$31,426	$5,183,853
Death/Disability	$600,000	(4)	$2,031,407	$—	$2,631,407
Navtej. S. Nandra (5)	$4,500,000		$—	$26,349	$4,526,349
Karl A. Roessner
Involuntary Termination	$1,900,000	(3)	$5,113,211	$15,382	$7,028,593
CIC Termination	$3,250,000	(3)	$5,312,022	$30,763	$8,592,785
Death/Disability	$550,000	(4)	$5,113,211	$—	$5,663,211

(1)	The market value of any equity awards that would vest on each event is based on an assumed price of $29.64 per share, which was the closing price of our Common Stock on December 31, 2015.

(2)

Consists of continued medical coverage for 12 months following involuntary termination and 24 months following a CIC termination for Messrs. Pizzi, Foley and Roessner. Mr. Idzik’s employment agreement as in effect on December 31, 2015 provides for 12 months of continued medical coverage following either an involuntary termination or a CIC termination. Assumes a per month cost of $1,282 for Messrs. Idzik and Roessner, $1,309 for Messrs. Pizzi and Foley, $1,689 for Mr. Audette and $1,098 for Mr. Nandra.

(3)

For Messrs. Pizzi, Foley and Roessner, represents one times (or two times for a CIC termination) the sum of salary and target bonus, plus pro-rated bonus for the year of termination. Because payment of pro-rated bonus in this circumstance requires us to meet our target performance for the year (which we met for 2015) and assumes termination on December 31, 2015, this reflects payment of 100% of target. Mr. Idzik’s employment agreement provides for one times the sum of salary and target bonus, plus pro-rated bonus for the year of termination, in the event of involuntary termination (including CIC Termination).

(4)

Consists of pro-rated cash bonus for the year of termination. Because this scenario presumes the triggering event occurred on December 31, 2015, the pro-rated value is 100% of the target bonus for 2015.

(5)	All amounts reported for Messrs. Audette and Nandra reflect actual amounts paid or to be paid as a result of their respective terminations of employment in 2015.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2015, regarding our equity compensation plans:

	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	3,414,213	$35.65	12,207,676
Equity compensation plans not approved by stockholders	—	—	—

Total	3,414,213	$35.65	12,207,676

(1)	Includes stock options, RSUs, and PSUs (at maximum performance level) but not restricted shares.

(2)	Excludes RSUs, PSUs and restricted stock, which have no exercise price.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approval of Related Party Transactions

The Board has formally adopted a policy, which was most recently updated on November 19, 2015, with respect to related party transactions that provides the framework under which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Governance Committee intends to approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The policy is available, without charge, from our Corporate Secretary and on our website at about.etrade.com in the “Corporate Governance” section.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings in which any director or executive officer is adverse to the Company. Certain lawsuits we are involved in are discussed under Note 19 of Item 8. Financial Statements and Supplementary Data in our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 24, 2016 with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of our directors, executive officers and owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements during 2015.

STOCKHOLDER PROPOSALS

Stockholder Proposals to Be Considered for Inclusion in the Company’s 2017 Proxy Materials. Stockholders may submit proposals for inclusion in the Company’s proxy materials for the 2017 Annual Meeting of Stockholders in accordance with SEC Rule 14a-8. To be considered for inclusion in our proxy materials for the 2017 Annual Meeting, stockholder proposals must be received no later than November 30, 2016 at the Company’s principal offices, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary, and must comply with all provisions of Rule 14a-8. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy materials for the 2017 Annual Meeting.

Other Stockholder Proposals for Presentation at the 2017 Annual Meeting. A stockholder proposal that is not submitted for inclusion in our proxy materials for the 2016 Annual Meeting of Stockholders, but is instead intended to be presented at the 2017 Annual Meeting, or that intends to submit a candidate for nomination as director at the 2017 Annual Meeting, must comply with the “advance notice” deadlines in our Bylaws. As such, notice of such business or nominations must be received by the Company no earlier than October 31, 2016 and no later than November 30, 2016 as set forth more fully in the Company’s Bylaws, and must comply with the other requirements set forth in the Bylaws. Such notices must be in writing and received within the “advance notice” deadlines described above at the Company’s principal offices, 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, Attention: Corporate Secretary.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

In accordance with its written charter as adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2015, the Audit Committee met 13 times and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release. The members of the Audit Committee, along with other members of the Board, receive director education from its independent auditors at least once a year. The Audit Committee is entirely made up of independent directors as defined in applicable SEC and NASDAQ rules, as well as the Company’s Corporate Governance Guidelines. These independent directors meet in executive session with the Company’s independent and internal auditors without management on at least a quarterly basis.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States of America, and standards of the PCAOB, including those described in Auditing Standard No. 16, “Communications with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ audit of the financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2015, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors, and the Board concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Joseph L. Sclafani (Chair)

Richard J. Carbone

Frederick W. Kanner

James Lam

Donna L. Weaver

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2016

The Notice of Internet Availability, the Proxy Statement and the Company’s 2015 Annual Report are available at www.proxyvote.com.

ANNUAL REPORT ON FORM 10-K

On February 24, 2016, the Company filed its Annual Report on Form 10-K for the year ended December 31, 2015 with the SEC. Stockholders may obtain a copy of the 2015 Annual Report, as well as copies of this Proxy Statement and a proxy card, without charge on the Company’s website at about.etrade.com, by writing to the Corporate Secretary, at the Company’s principal offices located at 1271 Avenue of the Americas, 14th Floor, New York, New York 10020-1302, emailing ir@etrade.com or calling us at (646) 521-4340.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

E*TRADE FINANCIAL CORPORATION

1271 AVENUE OF THE AMERICAS

14TH FLOOR

NEW YORK, NY 10020

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2016. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E04065-P75263	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

E*TRADE FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:		For	Against	Abstain

	1a.	Richard J. Carbone	☐	☐	☐

	1b.	James P. Healy	☐	☐	☐

	1c.	Paul T. Idzik	☐	☐	☐

	1d.	Frederick W. Kanner	☐	☐	☐

	1e.	James Lam	☐	☐	☐

	1f.	Rodger A. Lawson	☐	☐	☐

	1g.	Shelley B. Leibowitz	☐	☐	☐

	1h.	Rebecca Saeger	☐	☐	☐

	1i.	Joseph L. Sclafani	☐	☐	☐

	1j.	Gary H. Stern	☐	☐	☐

	1k.	Donna L. Weaver	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain

2.	To approve, by non binding advisory vote, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting.	☐	☐	☐

3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E04066-P75263

E*TRADE FINANCIAL CORPORATION Annual Meeting of Stockholders May 12, 2016 8:30 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Paul T. Idzik and Karl A. Roessner, and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as directed on the reverse side of this card, all of the shares of Common Stock of E*TRADE Financial Corporation, held of record by the undersigned on March 14, 2016 at the Annual Meeting of Stockholders of E*TRADE Financial Corporation to be held May 12, 2016, or at any postponement or adjournment thereof. If this card is properly executed and returned and no such directions are made, this proxy will be voted as recommended by our Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side